As filed with the Securities and Exchange Commission on December 12, 2008

Registration No. 333-153726

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A

(Amendment No. 3)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MAP FINANCIAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Nevada	6199	26-2936813

(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification
incorporation or organization)	Classification Code Number)	Number)

460 West 34th Street, 10th Floor
New York, New York 10001
Telephone: (212) 629-1955
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

The Incorporator
20 Robert Pitt Drive, Suite 214
Monsey, New York 10952
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all Correspondence to:

David Lubin & Associates, PLLC
26 East Hawthorne Avenue
Valley Stream, New York 11580
Telephone: (516) 887-8200
Facsimile: (516) 887-8250

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non accelerated filer, or a small reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share(1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, $0.001 per share	500,000	$1.00	$500,000	$19.65

Total	500,000	$500,000	$500,000	$19.65	*

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2) Represents up to a maximum of 500,000 shares of common stock, par value $0.0001 per share, to be offered and sold by the registrant.

* Previously paid.

In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED ______ __, 2008

Map Financial Group, Inc.

500,000 Shares of Common Stock

This prospectus relates to the initial public offering of Map Financial Group, Inc. We are offering up to 500,000 newly-issued shares of common stock, par value $0.001 per share. The shares will be offered and sold at a price of $1.00 per share on a “best efforts no minimum basis” by the directors and officers of Map Financial Group, Inc. on its behalf, and no underwriters or broker-dealers will be involved in the offering. Funds received as payment for shares will be deposited into a bank account maintained by us and under our control, and will immediately be available for our use.

There is no minimum number of shares that each subscriber is required to purchase and no minimum number of shares that must be sold in this offering. As a result, we might not be successful in raising a significant amount of capital in this offering.

The offering will commence as soon as practicable after the effective date of the registration statement relating to this prospectus and terminate 180 days after such effective date, but such termination date may be extended for up to an additional 90 days in our discretion. Map Financial Group reserves the right to terminate the offering at an earlier date, in its sole discretion, even if no shares are sold.

There has been no market for our securities and a public market may not develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or quoted on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we intend to have a market maker file an application with the Financial Industry Regulatory Authority, Inc. for our common stock to be eligible for trading on the Over-The-Counter Bulletin Board or a similar electronic inter-dealer quotation system. We do not yet have a market maker who has agreed to file such application.

INVESTING IN OUR SECURITIES INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The selling security holders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is ____, 2008

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

PROSPECTUS SUMMARY

As used in this prospectus, references to the “Company,” “we,” “our” or “us” refer to Map Financial Group, Inc., unless the context otherwise indicates. The “Operating Subsidiaries” or “Affiliates” refers collectively to Financial Services Inc., FastCash (Antigua) Limited, FastCash (St. Lucia) Ltd., CashExpress Ltd. and FastCash Ltd.

The following summary highlights material information contained in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

Corporate Background

Map Financial Group, Inc. was incorporated under the laws of the State of Nevada on June 27, 2008, and it operates as a financial services holding company for five indirect, wholly-owned operating subsidiaries that provide micro-lending services in the Caribbean. On August 29, 2008 we completed the acquisition of FastCash International Limited, a British Virgin Islands financial services company, in exchange for 10 million shares of our common stock. On July 14, 2008 FastCash International and Robert Tonge, our Chief Operating Officer, executed a stock purchase agreement, pursuant to which FastCash International acquired all of the issued and outstanding share capital of Financial Services Inc., a Commonwealth of Dominica corporation, FastCash (Antigua) Limited, an Antigua and Barbuda corporation, FastCash (St. Lucia) Ltd., a St. Lucia corporation, CashExpress Ltd., a St. Vincent and Grenadines corporation, FastCash Ltd., a Grenada corporation, and FastCash Dominica Ltd., an inactive Commonwealth of

Dominica corporation. Through the Operating Subsidiaries, we offer short term micro-loans to the employees of various governmental agencies and private companies in the Commonwealth of Dominica, Antigua and Barbuda, St. Lucia, St. Vincent and the Grenadines and Grenada, as well as check cashing services. Revenues (unaudited) from January 1, 2008 to July 31, 2008 generated by the Operating Subsidiaries were $758,960, with a net profit of $166,500.

Our principal executive offices are currently located at 460 West 34th Street, 10th Floor, New York, New York 10001, and the telephone number at our principal executive offices is (212) 629-1955. We do not have an internet website at this time.

The Offering

Securities offered:	Up to 500,000 shares of common stock, to be issued and sold by the Company.

Offering price:

$1.00 per share. The $1.00 offering price represents a significant premium over the $0.001 per share offering price for our shares of common stock in the private placement that we completed on July 31, 2008. We believe that the higher offering price is appropriate because the shares of our common stock offered hereby will be registered for public trading.

Shares outstanding prior to offering:	20,000,000 shares of common stock.

Shares outstanding after offering:	20,500,000 shares of common stock, if we are successful at selling all the shares offered hereby.

Jonathan Chesky Malamud, our CEO, President and a director, holds proxies entitling him to vote 100% of the outstanding stock. As a result, Mr. Malamud has complete control over all matters submitted to our stockholders for approval. None of our executive officers and directors has any intention to purchase shares in the offering.

Market for the common shares:

There is currently no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the FINRA for our common stock to be eligible for trading on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of proceeds:

If we are successful at selling the maximum of 500,000 shares we are offering, our gross proceeds from this offering will be $500,000. We intend to use these proceeds towards marketing, general and administrative expenses and working capital. See the section below entitled “Use of Proceeds.”

Offering period

The offering will commence as soon as practicable after the effective date of the registration statement relating to this prospectus and terminate 180 days after such effective date, but such termination date may be extended for up to an additional 90 days in our discretion.

We reserve the right to terminate the offering at an earlier date, in our sole discretion, even if no shares are sold. In the event that the offering is terminated at an earlier date, funds received with respect to subscriptions made prior to any such termination will be non-refundable to subscribers.

Summary Consolidated Financial Information

The following tables set forth: (i) certain summary, consolidated, unaudited, financial information regarding the results of operations of FastCash International Limited, our wholly-owned British Virgin Islands financial services holding company, for the seven month periods ended July 31, 2008 and 2007, and its financial condition as at July 31, 2008 and July 31, 2007; and (ii) certain summary, combined, audited financial information regarding the results of operations of Financial Services, Inc. and Affiliates for the years ended December 31, 2008 and 2007, and their financial condition as at December 31, 2007 and 2006. This information is derived from, it should be read in conjunction with, and it is qualified in its entirety by reference to the audited financial statements of Map Financial Group for the period from June 27, 2008 (inception) to July 31, 2008, including the notes thereto, which are attached hereto as an exhibit, and the Management’s Discussion and Analysis of Financial Condition and Results of Operation below.

The financial statements of Map Financial Group, FastCash International and Financial Services, Inc. and Affiliates have been prepared in accordance with accounting principles generally accepted in the United States and general practices within the financial services industry. The financial condition and results of operations of FastCash International, Financial Services, Inc. and Affiliates are measured using the local currency, Eastern Caribbean Dollars, as the functional currency. FastCash International, Financial Services, Inc. and Affiliates generate and expend cash primarily in their local currency. Revenues and expenses have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheet date. There were no major exchange rate fluctuation during the period presented below, and therefore no foreign exchange gain or loss arising from translation was recorded for these periods.

	FastCash International Limited		Financial Services, Inc. and Affiliates
	Consolidated Income Statements		Combined Income Statements
	Seven Months Ended July 31, 2008	Seven Months Ended July 31, 2007	Year Ended December 31, 2007	Year Ended December 31, 2006
	(Unaudited)		(Audited)

Income	$758,960	$231,942	$476,922	$188,539

Operating Expenses	510,452	180,172	500,881	167,904

Income Tax Provision	82,008	16,763	19,435	10,290

Net Profit (Loss)	166,500	35,007	(43,394)	(10,345)

Basic and Diluted Net Profit (Loss) Per Share:	$38.27586	$8.04759	$(0.86788)	$(0.51725)

Weighted Average Number of Common Shares Outstanding	4,350	4,350	50,000	20,000

	Consolidated Balance Sheets		Combined Balance Sheets
	July 31, 2008	July 31, 2007	Year Ended December 31, 2007	Year Ended December 31, 2006
	(Unaudited)		(Audited)

Current Assets	$1,930,392	$617,593	$1,239,083	$330,036

Total Assets	1,973,673	648,781	1,278,479	362,283

Current Liabilities	1,799,501	548,633	1,257,618	298,467

Total Liabilities	1,799,501	570,734	1,275,539	326,595

Stockholders’ Equity	$174,172	$78,047	$3,322	$35,688

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, you could lose all or part of your investment.

Risk Factors Relating to Our Company

We may never be able to effectuate our business plan or achieve any revenues or profitability; at this stage of our business, even with our good faith efforts, potential investors have a high probability of losing their entire investment.

Map Financial Group was established on June 27, 2008, to act as a holding company for the Operating Subsidiaries that provide micro-lending services in the Caribbean. Our operations to date have been focused on organizational, start-up and fund-raising activities and our acquisition of FastCash International Limited. Although the Operating Subsidiaries have been profitable in the past, they have limited operating histories. Furthermore, our revenue and income potential following the combination of the Operating Subsidiaries, which occurred in July 2008, is unproven, as the lack of operating history on a consolidated basis makes it difficult to evaluate the future prospects of our business. Failure to profitably integrate these businesses or to successfully combine and implement our operations and strategies could have a material adverse effect on our operating results.

Since repayment in full of our working capital loan facility is due on June 30, 2010, we might find ourselves in a position that we cannot lend any additional micro-loans. This situation would significantly impact our operations.

The Master Loan Agreement among MapCash Management, Ltd., FastCash International Limited and all its subsidiaries, pursuant to which FastCash International and the subsidiaries can borrow up to $10,000,000, is due and payable on demand. If we are unable to generate sufficient cash flows from operations, we will continue to be dependent on this credit facility. In the event of a default under the Master Loan Agreement, after repayment is demanded or if we are unable to borrow funds pursuant to the Master Loan Agreement for any other reason, we will not be able to make any additional loans until we enter into another credit facility or locate another source of financing. If we cannot secure a new credit facility or locate another source of funding and, as a result, cannot continue making loans after our existing credit facility matures, there would be a material adverse effect on our financial condition and results of operations and our stockholders may lose their entire investment in us.

If Ice Assets, LLC refuses to advance funds to MapCash Management, Ltd., MapCash Management might not be able to advance funds to us under the Master Loan Agreement and we will not be able to continue making micro-loans. This situation would significantly impact our operations.

MapCash Management, Ltd. obtains the funds required to make loans to FastCash International and the Operating Subsidiaries under the Master Loan Agreement pursuant to a $10,000,000 Line of Credit agreement between MapCash Management and Ice Assets, LLC, a New York limited liability company which is 50% owned by Joel Zev Drizin, a director of ours. The terms of the $10,000,000 Line of Credit agreement provide, among other things, that Ice Assets has sole and absolute discretion with respect to any advances to MapCash Management. If Ice Assets refuses to advance funds to

MapCash Management under the $10,000,000 Line of Credit agreement and if MapCash Management is unable to secure an alternative source of funding, MapCash Management might not be able to advance funds to us under the Master Loan Agreement. In any such event, if we cannot secure an alternative source of funding we will not be able to continue making micro-loans and that would have a material adverse effect on our financial condition and results of operations.

If we are unable to obtain additional financing, our business operations will be harmed. Even if we do obtain additional financing then our existing shareholders may suffer substantial dilution.

We require additional funds to operate our business and anticipate that we will require a minimum of $1,314,000 to fund our continued operations for the next twelve months. In addition, we have outstanding obligations to be paid in the next twelve months equaling $148,876. Although the Operating Subsidiaries are parties to the $10,000,000 Master Loan Agreement with MapCash Management, we currently have no definitive plan as to how we intend to raise the funds required to operate our business for the next twelve months and satisfy our outstanding obligations. The inability to raise the required capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain necessary financing, we will likely be required to curtail our plans which could result in us not becoming profitable. If we have to issue stock, such additional equity financing may involve substantial dilution to our then existing shareholders.

We are subject to any new or additional laws enacted by foreign governments.

Based on legal opinions that we have received, we believe that we are not presently subject to the banking and financial institution laws and regulations of the Caribbean countries in which we operate. However, foreign governments may impose new or additional rules on offering short term micro-loans, including regulations which (i) regulate the interest rate which we can charge on the loans we make; (ii) prohibit transactions in, to or from certain countries, governments, nationals and individuals or entities; (iii) impose additional identification, reporting or recordkeeping requirements; (iv) limit or restrict the revenue which may be generated from such loans; (v) require additional disclosures to the borrowers; or (vi) require a license to lend money. In addition, we are subject to all other laws and regulations of the foreign countries in which we operate. Such legislation may curtail our operations, reduce the amount of profits we make on loans and otherwise have an adverse impact on our operations. We may not have the resources to obtain any new license requirements imposed by any regulatory agencies which have jurisdiction over our business.

If we lose the services of key members of our management team, we may not be able to execute our business strategy effectively.

The success of our business is dependent on the services of our officers and directors, particularly Mr. Jonathan Chesky Malamud, our CEO and President, Mr. Robert Tonge, our COO, and Mr. Samuel Rosenberg, our CFO. The services of these individuals are critical to our overall management and operations as well as our strategic direction. None of these individuals are required to work exclusively for us, and we do not have any agreements, written or otherwise, with any of these individuals. We do not have any key-man life insurance policies. The loss of any of our management or key personnel could materially harm our business.

If we lose the services of NBL Technologies Inc., we may not be able to execute our business strategy effectively.

Each of the Operating Subsidiaries is a party to a three year services agreement with NBL Technologies Inc., a Belizean corporation that is controlled by our Chief Operating Officer, Robert Tonge. Pursuant to these agreements, NBL Technologies provides personnel management, facilities and equipment management and other services to the Operating Subsidiaries. If we are unable to obtain these services from NBL Technologies for any reason and are unable to secure an alternative provider of these services, we will not be able to execute our business strategy effectively and our stockholders may lose their entire investment in us.

Our executive officers beneficially own a majority of the outstanding shares of our common stock, and other stockholders may not be able to influence control of the company or decision making by management of the company.

Our officers and directors presently own 91% of our outstanding common stock. In addition, Mr. Jonathan Chesky Malamud, our CEO, President and a director, holds proxies entitling him to vote 100% of the outstanding stock. As a result, our executive officers have complete control over all matters submitted to our stockholders for approval including the following matters: election of our board of directors; removal of any of our directors; amendment of our Articles of Incorporation or bylaws; and adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us. Other stockholders may find the corporate decisions influenced by our executive officers are inconsistent with the interests of other stockholders. In addition, other stockholders may not be able to change the directors and officers, and are accordingly subject to the risk that management cannot manage the affairs of the Company in accordance with such stockholders’ wishes.

Our officers have no experience in managing a public company, which increases the risk that we will be unable to establish and maintain all required disclosure controls and procedures and internal controls over financial reporting and meet the public reporting and the financial requirements for our business.

Our management has a legal and fiduciary duty to establish and maintain disclosure controls and control procedures in compliance with the securities laws, including the requirements mandated by the Sarbanes-Oxley Act of 2002. Although our officers have substantial business experience, they have no experience in managing a public company. The standards that must be met for management to assess the internal control over financial reporting as effective are complex, and require significant documentation, testing and possible remediation to meet the detailed standards. Because our officers have no prior experience with the management of a public company, we may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting, and disclosure controls and procedures. In addition, the attestation process by our independent registered public accounting firm is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accounting firm. If we cannot assess our internal control over financial reporting as effective or provide adequate disclosure controls or implement sufficient control procedures, or our independent registered public accounting firm is unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

Risk Factors Relating to Our Common Stock

We may, in the future, issue additional common shares, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorizes the issuance of 500 million shares of common stock, par value $.001 per share, of which 20 million shares are currently issued and outstanding, and 5 million shares of preferred stock, par value $.001 per share, none of which are currently issued and outstanding. The future issuance of common stock or convertible preferred stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock. We do not currently have any plans, arrangements or understandings to issue additional shares of common or preferred stock in the next twelve months.

Our common stock is subject to the “penny stock” rules of the Securities and Exchange Commission (“SEC”) and the trading market in our securities will in all likelihood be limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person’s account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Security and Exchange Commission relating to the penny stock market, which, in highlight form: (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them at a price higher than that which they initially paid for such shares.

The market for penny stocks has experienced numerous frauds and abuses which could adversely impact investors in our stock.

We believe that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

The offering price of our common stock could be higher than the market value, causing investors to sustain a loss of their investment.

The price of our common stock in this offering has not been determined by any independent financial evaluation, market mechanism or by our auditors, and is therefore, to a large extent, arbitrary. Our independent auditor has not reviewed management’s valuation, and therefore expresses no opinion as to the fairness of the offering price as determined by our management. As a result, the price of the common stock in this offering may not reflect the value perceived by the market. If the shares offered hereby cannot subsequently be sold at or above the price for which they are offered, investors may lose a portion or all of their investment.

The price at which we sold shares of our common stock in our private placement was significantly lower than the price of our common stock in this offering; if investors in our private placement offer to sell their shares at a lower price than the price per share in this offering, the market price of our shares would be adversely effected.

On July 31, 2008 we completed a private placement of 10 million shares of our common stock for aggregate gross proceeds of $10,000, or $0.001 per share. If this offering is completed and a public market for our shares is established, after the expiration of the applicable waiting period investors in our private placement may offer and sell a substantial number of shares at a price which is significantly lower than the $1 per share price in this offering. Any such offers and sales could have a material adverse effect on the value of our shares, as perceived by the market, making it difficult for investors in this offering to realize any gain on their investments in our common stock. The successful completion of this offering and the establishment of a public market for our shares would facilitate any such sales by the investors in our private placement.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

There is currently no public market for our securities, a public market for our securities might never develop and our common stock might never be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations.

There has not been any established trading market for our common stock, and there is currently no public market whatsoever for our securities. Additionally, no public trading can occur until we file and have declared effective a Registration Statement with the SEC. Even after registration with the SEC, a lack of investor interest in us could prevent the development of an active, liquid trading market for our common stock. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for our common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of the Company and general economic and market conditions.

If a market develops for our shares, sales of our shares relying upon Rule 144 may depress prices in that market by a material amount.

All of the outstanding shares of our common stock held by present stockholders are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended.

As restricted shares, they may be resold only pursuant to an effective registration statement or pursuant to the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws. On November 15, 2007, the Securities and Exchange Commission adopted changes to Rule 144, which shorten the holding period for sales by non-affiliates to six months (subject to extension under certain circumstances) and remove the volume limitations for such persons. The changes became effective in February 2008. Rule 144 provides, in essence, that a shareholder that is not affiliated with the issuer (and has not been an affiliate of the issuer for at least 90 consecutive days prior to the sale) who has held restricted securities for a prescribed period may, under certain conditions, sell an unlimited number of the issuer’s restricted securities so long as the issuer has filed all reports and other material required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934, as applicable, during the preceding 12 months. With respect to affiliates, Rule 144 provides that an affiliate who has held restricted securities for a prescribed period may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed 1.0% of a company’s outstanding common stock. The alternative average weekly trading volume during the four calendar weeks prior to the sale is not available to our shareholders being that the Over the Counter Bulletin Board (“OTCBB”) (if and when our shares are listed thereon) is not an “automated quotation system” and, accordingly, market based volume limitations are not available for securities quoted only over the OTCBB. As a result of the revisions to Rule 144, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for a period of six months, if the Company has filed its required reports with the SEC. A sale under Rule 144 or under any other exemption from the Securities Act, if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.

We may issue shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Our Articles of Incorporation authorize us to issue up to 5,000,000 shares of “blank check” preferred stock. Accordingly, our board of directors will have the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue any such shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as holders of common stock.

We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

If we become registered with the SEC, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting. We do not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees.

The costs to meet our reporting and other requirements as a public company subject to the Securities Exchange Act of 1934 will be substantial and may result in us having insufficient funds to expand our business or even to meet routine business obligations.

If this offering is successful, we will become a public entity, subject to the reporting requirements of the Securities Exchange Act of 1934. As a result, we will incur ongoing expenses associated with professional fees for accounting, legal and a host of other expenses for annual reports and proxy statements. We estimate that these costs will range up to $200,000 per year for the next few years and will be higher if our business volume and activity increases but lower during the first year of being public because our overall business volume will be lower, and we will not yet be subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. As a result, we may not have sufficient funds to grow our operations.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted these measures.

Because all our directors are non-independent, we do not currently have independent audit or compensation committees. As a result, our directors have the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

THE OFFERING

This prospectus relates to the initial public offering and sale by us of up to an aggregate of 500,000 shares of the Company’s common stock, par value $0.001 per share. Such shares will be offered and sold at a price of $1.00 per share on a “best efforts no minimum basis” by our directors and officers on our behalf, and no underwriters or broker-dealers will be involved in the offering. Funds received as payment for shares will be deposited into a bank account maintained by us and under our control, and will immediately be available for our use. All funds received by us will be retained for our use and will not be refunded.

There is no minimum number of shares that each subscriber is required to purchase and no minimum number of shares that must be sold in this offering. As a result, we might not be successful in raising a significant amount of capital in this offering.

The offering will commence as soon as practicable after the effective date of the registration statement relating to this prospectus and terminate 180 days after such effective date, but such termination date may be extended for up to an additional 90 days in our discretion. We reserve the right to terminate the offering at an earlier date, in our sole discretion, even if no shares are sold.

USE OF PROCEEDS

If the sale of the maximum amount of shares being offered herein is achieved, of which there is no assurance, we estimate that the net proceeds from this offering will be approximately $400,000, after deducting $100,000 for estimated offering expenses, which include legal and accounting fees.

The proceeds are expected to be disbursed, in the priority set forth below, during the first twelve (12) months after the successful completion of the offering as set forth in the table below. The table below sets forth the use of proceeds if only 250,000 shares and if all 500,000 shares are sold.

	Sale of 250,000 Shares	Sale of 500,000 Shares

Gross Proceeds:	$250,000	$500,000
Offering Expenses:	$100,000	$100,000
Net Proceeds:	$150,000	$400,000

The net proceeds will be used as follows:

Marketing:	$30,000	$80,000

Working Capital:	$120,000	$320,000

Totals:	$150,000	$400,000

That portion of the net proceeds not required for immediate expenditure may be deposited into an interest-bearing account or invested in short-term government notes, treasury bills, or similar obligations of financial institutions, at the sole discretion of the Company.

DETERMINATION OF OFFERING PRICE

Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Our Company will be offering the shares of common stock being covered by this prospectus at a price of $1.00 per share. Such offering price does not have any relationship to any established criteria of value, such as book value or earnings per share. Because we have no significant operating history and have not generated any revenues to date, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.

The $1.00 offering price represents a significant premium over the $0.001 per share offering price for our shares of common stock in the private placement that we completed on July 31, 2008. We believe that the higher offering price is appropriate because the shares of our common stock offered hereby will be registered for public trading.

The offering price was determined arbitrarily based on a determination of the Board of Directors of the price at which they believed investors would be willing to purchase the shares. Additional factors that were included in determining the offering price are the lack of liquidity resulting from the fact that there is no present market for our stock and the high level of risk considering our lack of profitable operating history.

DILUTION

10,000,000 shares of our presently issued and outstanding shares of common stock were issued in a private placement to our initial shareholders at par value in consideration for cash payments aggregating $10,000. In contrast, all of the shares offered hereby are being offered at $1.00 per share. Accordingly, the shares being offered hereby are being offered at a significantly higher price than the price paid by our founders, officers, directors and affiliates for shares of common stock purchased by them before this offering. The following table assumes that 500,000 shares will be issued and sold in this offering and compares, on a pro forma basis, the ownership percentage acquired and the consideration paid by our founders, officers, directors and affiliates to the ownership percentage and offering price per share being offered hereby.

	Number of Shares		Percentage of Outstanding Shares	Consideration Paid	Percentage of Total Consideration Paid		Average Price Per Share

Initial Shareholders, Officers and Directors	10,000,000		48.78%	$10,000	1.96%		$0.001

New Investors	500,000		2.44%	$500,000	98.04%		$1.00

Total	10,500,000	(1)	51.22%	$510,000	100	%(2)

(1) Excludes 10,000,000 shares issued to Bayville Global, Ltd. on August 29, 2008 in exchange for all of the issued and outstanding share capital of FastCash International Limited, a British Virgin Islands company.

(2) Excludes the consideration paid by Bayville Global, Ltd. for 10,000,000 shares of our common stock that were issued to Bayville Global, Ltd. on August 29, 2008 in exchange for all of the issued and outstanding share capital of FastCash International Limited.

“Dilution” as the term is used herein, is a reduction in the value of a purchaser’s investment measured by the difference between the purchase price and the net tangible book value of the common shares after the purchase takes place. “Net book value” represents the amount of total assets less the amount of total liabilities divided by the number of shares of our common stock outstanding. This dilution arises mainly from the arbitrary decision as to the offering price per share and the lower book value of the shares of our currently outstanding. As we are a development stage company with limited assets, no operations or revenues at this time, there is no reasonable measure of the net tangible book value per share for our outstanding common stock.

The following table summarizes the dilution which investors participating in the offering would incur and the benefit to current shareholders as a result of this offering, if 250,000 shares or 500,000 shares are sold (after deducting any legal, accounting, printing, or other offering costs incurred in connection with this offering, which are estimated to be approximately $100,000 in the aggregate).

	Sale of 250,000 Shares	Sale of 500,000 Shares

Net Tangible Book Value Per Share Prior to the Offering	$0.011	$0.011

Increase in Net Tangible Book Value Per Share Attributable to this Offering	$0.007	$0.020

Net Tangible Book Value Per Share After this Offering	$0.018	$0.031

Dilution to New Investors	$0.982	$0.969

PLAN OF DISTRIBUTION

There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority for our common stock to eligible for trading on the OTCBB. We do not yet have a market maker who has agreed to file such application.

We are offering up to a maximum of 500,000 shares of our common stock by direct public offering on a “best efforts no minimum basis.” The offering price is $1.00 per share. The shares will be sold on our behalf by our officers and directors. None of our officers or directors will receive any commissions or proceeds from the offering for selling shares on our behalf. No brokers, dealers or finders or agent for commission are involved in this offering.

The offering will commence as soon as practicable after the effective date of the registration statement relating to this prospectus. It will terminate 180 days after such effective date, but such termination date may be extended for up to an additional 90 days in our discretion. We reserve the right to terminate the offering at an earlier date, in our sole discretion, even if no shares are sold.

There are no other minimum purchase requirements, and there are no arrangements to place the funds in an escrow, trust, or similar account. Funds received by us as payment for shares subscribed for in the offering will be deposited into a bank account maintained by us and under our control and will immediately be available for our use. All funds received by us will be retained for our use and will not be refunded.

As noted above, we will sell the shares in this offering through our officers and directors. Such persons will receive no commission from the sale of any shares. They will not register as a broker-dealer under section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer. The conditions are namely: (1) The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation; (2) The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; (3) The person is not at the time of their participation, an associated person of a broker/dealer; and (4) The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) does not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer. They are and will continue to be our officers and directors at the end of the offering and have not been during the last twelve months and are currently not a broker/dealer or associated with a broker/dealer. They will not participate in selling and offering securities for any issuer more than once every twelve months.

Only after our registration statement relating to this prospectus is declared effective by the SEC, do we intend to hold investment meetings in various states where the offering will be registered. We will not utilize the Internet or any form of paid media to advertise our offering, but rather through meetings arranged by our officers and directors and their business associates and their friends or relatives who may also distribute the prospectus to potential investors who are interested in us and in making a possible investment in the offering. No shares purchased in this offering will be subject to any kind of lock-up or trust agreement, implicit or explicit.

Procedures for Subscribing

We will not accept any money until this registration statement is declared effective by the SEC. Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must

1. execute and deliver a subscription agreement, a copy of which is included with the prospectus.

2. deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to “Map Financial Group Inc.”

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us.

Underwriters

We have no underwriter and do not intend to have one. In the event that we sell or intend to sell by means of any arrangement with an underwriter, then we will file a post-effective amendment to this registration statement on Form S-1 to accurately reflect the changes to us and our financial affairs and any new risk factors, and in particular to disclose such material relevant to this Plan of Distribution.

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distributed.

Penny Stock Regulations

You should note that our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and

“accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation which have been filed as an exhibit to our registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 500,000,000 shares of common stock, par value $0.001, of which 20,000,000 shares are issued and outstanding as of October 27, 2008. Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our Articles of Incorporation or By-laws that would delay, defer or prevent a change in control of our Company.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, par value $0.001, none of which is issued and outstanding. Our board of directors has the right, without shareholder approval, to issue preferred shares with rights superior to the rights of the holders of shares of common stock. As a result, preferred shares could be issued quickly and easily, negatively affecting the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Because we may issue up to 5,000,000 shares of preferred stock in order to raise capital for our operations, your ownership interest may be diluted which results in your percentage of ownership in our Company decreasing.

Warrants and Options

For the next 12 months after the date of this prospectus, Ice Assets LLC, which is 50% owned by Mr. Drizin, a director of ours, has the right to purchase up to 1 million shares of our common stock at $1.00 per share. Other than said option, there are no other warrants, options or other convertible securities outstanding.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Company or any of its parents or subsidiaries. Nor was any such person connected with the Company or any of its subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

DESCRIPTION OF BUSINESS

Map Financial Group, Inc. was incorporated under the laws of the State of Nevada on June 27, 2008, to act as a holding company for five indirect, wholly-owned operating subsidiaries that provide micro-lending services in the Caribbean, which subsidiaries are referred to herein as the Operating Subsidiaries. Through the Operating Subsidiaries, we offer short term micro-loans to the employees of various governmental agencies and private companies in the Commonwealth of Dominica, Antigua and Barbuda, St. Lucia, St. Vincent and the Grenadines and Grenada, as well as check cashing services.

The address of our principal executive office is 460 West 34th Street, 10th Floor, New York, New York 10001. Our telephone number is (212) 629-1955. We do not have an internet website at this time.

History

On July 14, 2008 FastCash International Limited acquired the Operating Subsidiaries and FastCash Dominica Ltd., which has been inactive since its formation, from Robert Tonge, our Chief Operating Officer. Each of the Operating Subsidiaries was owned and operated by Mr. Tonge from the date of its incorporation until it was acquired by FastCash International.

On July 31, 2008, we completed a private placement of 10 million shares of our common stock to 18 investors. The consideration paid for the shares was $0.001 per share, for aggregate gross proceeds of $10,000.

On August 29, 2008 we acquired all of the shares of FastCash International from Bayville Global, Ltd., a British Virgin Islands corporation, in a share exchange in which we issued 10 million shares of our common stock to Bayville Global.

The following chart illustrates our corporate structure:

Business

The management of FastCash International has established and, through the Operating Subsidiaries, it manages the operations of 5 branch offices and one agency (FastCash Ltd.) in five Eastern Caribbean countries. Each of the Operating Subsidiaries is a party to a three-year services agreement with NBL Technologies Inc., a Belizean corporation that is controlled by our Chief Operating Officer, Robert Tonge. Pursuant to these services agreements, NBL Technologies provides personnel management, facilities and equipment management and other services to our operating subsidiaries. FastCash International provides comprehensive management and personnel training and ongoing support for the employees of the Operating Subsidiaries. Training covers all aspects of the business, including loan approvals and processing, technology, marketing and banking and accounting. FastCash International also provides customer support via telephone and email. FastCash International obtains these services from its parent, Map Financial Group, pursuant to the terms of the Master Services Agreement between Map Financial

Group and FastCash International. In accordance with this agreement, which has a term of 3 years and is automatically renewable unless terminated by either party upon 180 days, payment for these services is based on the costs incurred by FastCash International.

The bulk of our revenues are generated by interest on the loans that we make and associated fees, which together accounted for over approximately 99% of our revenues in the seven months ended July 31, 2008 and approximately 98% of our revenues in the year ended December 31, 2007. The balance of our revenues are generated by check cashing services. Until May 2008 an immaterial portion of our revenues was generated by sales of pre-paid debit cards.

Loan funds are given to the employee/borrower on a pre-paid debit card. These cards are made available to us pursuant to the terms of the Master Loan Agreement, dated as of August 6, 2008, between MapCash Management Ltd., FastCash International Limited, FastCash Dominica Ltd. and the Operating Subsidiaries. Once a loan is approved and the required documentation is finalized, loan proceeds are made available to the borrower within a few hours of the loan approval. We have developed an integrated, proprietary, secure Internet-based system to administer the funding and processing of cash advance loans and payments.

Lending Practices. Our lending practices are tailored to the special circumstances in developing markets. In order to minimize our exposure, credit will only be offered to employees of institutions that have been approved in advance. All loans are repaid by the borrowers’ employers through salary deductions, and the prospective borrower must be an employee in good-standing for a minimum length of time. The loan amounts will be limited to a pre-determined percentage of the employee’s take-home pay. Prior to making any loan, the borrower’s employer acknowledges the terms of the borrower’s employment – generally how long the person has been employed and his or her current salary. Then the employer authorizes monthly salary deductions of interest, fees and principal from the employee’s paycheck, and the employee signs a promissory note for the aggregate principal amount of the loan, the interest and the fees. Although the employee is personally obligated to the particular Operating Subsidiary that is making the loan, the monthly installment payments are automatically deducted from the borrower’s paycheck and sent to the lending subsidiary directly by the employer.

Approved Employers; Approval Process

In order to qualify as an approved institution, an employer must (i) be in continuous operation for a period of at least two years, (ii) be registered with the national insurance or social security agencies and be current in all of its related payment obligations, and (iii) submit a registration form bearing a corporate seal and the signature of the owner, manager of chief accountant. Our local staff will be asked to confirm that they are personally familiar with the employer and its level of operations, and if they are not a representative will visit the prospective employer’s office in order to confirm the veracity of the information submitted in the registration form.

To date we have extended loans to the employees of an aggregate of approximately 1,302 approved institutions. In the Commonwealth of Dominica, where operations commenced in June 2004 - more than two years before our expansion into other countries - we have extended loans to the employees of approximately 382 approved institutions. In St. Lucia, where the population is significantly bigger than the population in the other countries in which we operate, we have extended loans to the employees of approximately 362 approved institutions. In St. Vincent and the Grenadines we have extended loans to the employees of approximately 215 approved institutions, in Grenada we have extended loans to the employees of approximately 183 approved institutions, and in Antigua and Barbuda we have extended loans to the employees of approximately 160 approved institutions.

In the seven months ended July 31, 2008, the Operating Subsidiaries extended loans to the employees of a total of 926 approved institutions, an increase of approximately 8.8% as compared to a total of 859 participating institutions in the year ended December 31, 2007, and almost 83% more than the 506 total number of participating institutions in the seven months ended July 31, 2007.

In the seven months ended July 31, 2008, 251 participating institutions, or 27.1% of the total, were located in St. Lucia and 243 participating institutions, or 26.2% of the total, were located in the Commonwealth of Dominica. In the same period, 19.1% of the participating institutions were located in St. Vincent and the Grenadines, 17.1% were located in Grenada and 10.5% were located in Antigua and Barbuda. In the year ended December 31, 2007, 33.9% of the participating institutions were located in St. Lucia, 32.1% were located in the Commonwealth of Dominica, 13.7% were located in Antigua and Barbuda, 12.1% were located in St. Vincent and the Grenadines, and 8.1% were located in Grenada.

We do not charge or pay any fees to employer institutions in connection with our approval process. Employers that are government agencies deduct a monthly fee equal to 2% of each monthly repayment installment from the borrower employee’s salary, for loans made in St. Lucia, and 2.5% of each monthly repayment installment for loans made in the Commonwealth of Dominica. In our employer approval process, factors such as the number of employees, accounting and payroll practices, reputation and corporate good standing are analyzed, in order to determine whether lending services should be extended to an institution’s employees. All approved employers must complete and return a questionnaire before any loans will be extended to their employees.

Number of Loans

As of October 31, 2008 we have extended an aggregate of approximately 17,402 loans, including 9,207 loans in the Commonwealth of Dominica, 3,904 loans extended in St. Lucia, 1,731 loans extended in Antigua and Barbuda, 1,494 loans extended in St. Vincent and the Grenadines, and 1,066 loans extended in Grenada.

In the seven months ended July 31, 2008 we extended an aggregate of approximately 5,679 loans, an increase of 155.4% as compared to the 2,224 loans extended in the seven months ended July 31, 2007, and an increase of 333.5% as compared to the 1,310 loans extended in the seven months ended July 31, 2006. In the year ended December 31, 2007 we extended an aggregate of approximately 5,700 loans, an increase of 119.4% as compared to the 2,568 loans extended in the year ended December 31, 2006.

In St. Lucia in the seven months ended July 31, 2008 we extended an aggregate of approximately 1,887 loans, an increase of 28.0% as compared to 1,475 loans extended in St. Lucia in the period from June 29, 2007 (inception) to December 31, 2007. In the Commonwealth of Dominica we extended an aggregate of approximately 1,762 loans in the seven months ended July 31, 2008, an increase of 7.0% as compared to the 1,647 loans extended in the Commonwealth of Dominica in the seven months ended July 31, 2007, and an increase of 34.5% as compared to the 1,310 loans extended in the Commonwealth of Dominica in the seven months ended July 31, 2006. In the year ended December 31, 2007 we extended an aggregate of approximately 3,009 loans in the Commonwealth of Dominica, an increase of 18.4% as compared to the 2,541 loans in the Commonwealth of Dominica in the year ended December 31, 2006. In the period from June 25, 2004 (inception) to December 31, 2005 we extended an aggregate of approximately 1,099 loans in the Commonwealth of Dominica. In St. Vincent and the Grenadines we extended an aggregate of approximately 872 loans in the seven months ended July 31, 2008, an increase of 269.5% as compared to 236 loans extended in St. Vincent and the Grenadines in the period from October 22, 2007 (inception) to December 31, 2007. In Antigua and Barbuda we extended an aggregate of approximately 613 loans in the seven months ended July 31, 2008, an increase of 55.6% as compared to 394 loans extended in Antigua and Barbuda in the seven months ended July 31, 2007, and 19.3% less than the 760 loans extend in Antigua and Barbuda in the year ended December 31, 2007. In the period from July 10, 2006 (inception) to December 31, 2006, we extended an aggregate of 57 loans in Antigua and Barbuda. In Grenada we extended an aggregate of 545 loans in the seven months ended July 31, 2008, an increase of 147.7% as compared to 220 loans extend in Grenada in the period from May 24, 2007 (inception) to December 31, 2007.

The following table illustrates the data set forth in the preceding paragraph regarding the number of loans that we extended in the period from June 25, 2004 to July 31, 2008.

	St. Lucia	Dominica	St. Vincent	Antigua	Grenada	Totals

Inception Date:	June 29, 2007	June 25, 2004	October 22, 2007	July 10, 2006	May 24, 2007

7 Months Ended July 31, 2008	1,887	1,762	872	613	545	5,679

7 Months Ended July 31, 2007	171	1,647	—	394	12	2,224

7 Months Ended July 31, 2006	—	1,310	—	—	—	1,310

Year Ended December 31, 2007	1,475	3,009	236	760	220	5,700

Year Ended December 31, 2006	—	2,541	—	57	—	2,598

June 25, 2004 to December 31, 2005	—	1,009	—	—	—	1,009

Totals	3,362	8,321	1,108	1,430	765	14,986

At least 50% of all of our borrowers have obtained loans from us in the past, in Antigua and Barbuda the number of exceeds 70%, and in the Commonwealth of Dominica repeat borrowers currently constitute approximately 75% of our customers. Generally, a specific borrower will not be allowed to obtain a new loan before an outstanding loan to the same borrower has been repaid in full. However, in exceptional and very rare cases we will allow a borrower to refinance an outstanding loan with a new, larger loan.

Loan Amounts

Loan amounts range from a maximum of $1,840 to a minimum of $38.60, and the average principal amount of the loans that we have made is $484.65. The average principal amount of our loans in the seven months ended July 31, 2008 was $548.81, an increase of approximately 17% as compared to an average principal loan amount of $470.53 in the year ended December 31, 2007, and almost 26% more than the average of $434.59 in the seven months ended July 31, 2007.

Loan amounts tend to be highest in Antigua and Barbuda, were they averaged approximately $728.64 in the seven months ended July 31, 2008 and $697.37 in the year ended December 31, 2007, as compared to $553.03 in the 2008 seven month period and $542.46 in 2007 in St. Lucia, $549.62 in the 2008 seven month period and $390.22 in 2007 in the Commonwealth of Dominica, $479.42 in the 2008 seven month period and $437.13 in 2007 in St. Vincent and the Grenadines, and $440.36 in the 2008 seven month period and $338.83 in 2007 in Grenada.

As of October 31, 2008, the aggregate principal amount of all of the loans extended by the Operating Subsidiaries was $8,441,108, including $3,758,037 in the Commonwealth of Dominica, $2,279,183 in St. Lucia, $1,246,764 in Antigua and Barbuda, $713,102 in St. Vincent and the Grenadines, and $444,022 in Grenada. In the seven months ended July 31, 2008 the aggregate principal amount of all of the loans extended by the Operating Subsidiaries was $3,116,164, an increase of approximately 222% as compared to $966,535 in the seven months ended July 31, 2007, and almost 679% more than the aggregate principal amount of $400,271 in funds loaned by our subsidiaries in the seven months ended July 31, 2006. In the year ended December 31, 2007 the aggregate principal amount of all of the loans extended by the Operating Subsidiaries was $2,682,013, up approximately 216% from $849,536 in the year ended December 31, 2006, and approximately 717% higher than the $328,334 in aggregate funds loaned in 2006.

In St. Lucia, the aggregate amount of the loans extended in the seven months ended July 31, 2008 was $1,043,572, an increase of approximately 30% as compared to $800,130 in the period from June 29, 2007 (inception) to December 31, 2007. In the Commonwealth of Dominica, the aggregate amount of the loans extended in the seven months ended July 31, 2008 was $967,886, an increase of approximately 64% as compared to $589,167 in the seven months ended July 31, 2007, and approximately 142% more than the $400,271 in aggregate funds loaned in the Commonwealth of Dominica in the seven months ended July 31, 2006. In the year ended December 31, 2007 the aggregate amount of funds loaned in the Commonwealth of Dominica was $1,174,178, an increase of approximately 45% as compared to $809,286 in 2006, and approximately 258% more than the $328,334 in aggregate funds loaned in the Commonwealth of Dominica in the period from June 25, 2004 (inception) to December 31, 2005. In Antigua and Barbuda, the aggregate amount of the loans extended in the seven months ended July 31, 2008 was $446,659, an increase of approximately 61% as compared to $278,094 in the seven months ended July 31, 2007. In the year ended December 31, 2007 the aggregate amount of funds loaned in Antigua and Barbuda was $530,000, and in the period from July 10, 2006 (inception) to December 31, 2006 it was $39,942. In St. Vincent and the Grenadines, the aggregate amount of the loans extended in the seven months ended July 31, 2008 was $418,051, and in the period from October 22, 2007 (inception) to December 31, 2007 it was $103,162. In Grenada, the aggregate amount of the loans extended in the seven months ended July 31, 2008 was $239,996, and in the period from May 24, 2007 (inception) to December 31, 2007 it was $74,543.

The following table illustrates the data set forth in the preceding paragraph regarding the aggregate amount of funds loaned by each of the Operating Subsidiaries in the period from June 25, 2004 to July 31, 2008.

	St. Lucia	Dominica	St. Vincent	Antigua	Grenada	Totals Through July 31, 2008

Inception Date:	June 29, 2007	June 25, 2004	October 22, 2007	July 10, 2006	May 24, 2007

7 Months Ended July 31, 2008	$1,043,572	$967,886	$418,051	$446,659	$239,996	$3,116,164

7 Months Ended July 31, 2007	95,560	589,167	—	278,094	3,714	966,535

7 Months Ended July 31, 2006	—	400,271	—	—	—	400,271

Year Ended December 31, 2007	800,130	1,174,178	103,162	530,000	74,543	2,682,013

Year Ended December 31, 2006	—	809,286	—	39,942	—	849,228

June 25, 2004 to December 31, 2005	—	328,334	—		—	328,334

Totals Through July 31, 2008	$1,843,702	$3,279,684	$521,213	$1,016,601	$314,539	$6,975,739

Loan amounts are measured using the local currency, Eastern Caribbean Dollars, and translated into U.S. dollars at an exchange rate of US$1 = EC$2.72.

Loans Periods

Loan periods vary by country and are generally between 6 to 12 months. The average term of the loans extended in the seven month period ended July 31, 2008 was 5 months and 22 days, approximately 7 days longer than the average term of the loans extended in the year ended December 31, 2007. In the Commonwealth of Dominica, the average term of the loans extended in the seven month period ended July 31, 2008 was 6 months and 19 days, roughly 34 days longer than the average term of the loans extended in the Commonwealth of Dominica in 2007. In St. Vincent and the Grenadines the average term in the 2008 seven month period was 6 months and 8 days, as compared to 5 months and 28 days in 2007. The average term of loans made in St. Lucia was 5 months and 13 days in the 2008 seven month period and 5 months and 17 days in 2007, in Antigua and Barbuda it was 4 months and 22 days in the 2008 seven month period and 4 months and 2 days in 2007, and in Grenada it was 4 months and 9 days in the 2008 seven month period and 2 months and 26 days in 2007. Each outstanding loan must be repaid in full before a borrower may obtain another loan.

Fees

Borrowers incur an application fee equal to 10% of the principal amount of the loan, a bank fee equal to 3.1% of the principal amount of the loan, and an automated teller fee on the withdrawal of the loan amount that starts at $3.68 and does not usually exceed 1.5% of the loan amount, although, in certain circumstances, the ATM fee can reach a maximum of 1.99% of the principal amount of the loan. These fees are added to the principal amount of the loan at inception, and paid as part of the borrower’s monthly repayment installments.

Employers that are government agencies deduct a monthly fee equal to 2% of each monthly repayment installment from the borrower employee’s salary, for loans made in St. Lucia, and 2.5% of each monthly repayment installment for loans made in the Commonwealth of Dominica.

Interest Payments and Rates

Interest is computed on the basis of the aggregate principal amount of the loan, net of applicable fees, at annual interest rates that are pro-rated to correspond to the term of each loan. The total amount of interest due is calculated at inception and paid in monthly installments, together with payments of principal and fees. In 2007 we charged interest at an annual rate of 30%. In 2008, the annual interest rate on loans made in Antigua and St. Lucia was 50%; in Dominica it was 45%; in Grenada it was 16%; and in St. Vincent it was 40%.

Based on legal opinions that we have received, we believe that there are currently no laws in effect that limit the maximum interest rate that may be charged by our Operating Subsidiaries on loans made in the Commonwealth of Dominica, in Antigua and Barbuda, in St. Lucia and in St. Vincent and the Grenadines. In Grenada the Money Lending Act, Chapter 198 of the 1990 Revised Laws of Grenada, prohibits interest rates exceeding 16%.

Loan Funding. The Operating Subsidiaries obtain the funds to make loans from their parent, FastCash International Limited. FastCash International and all its wholly-owned subsidiaries are party to a Master Loan Agreement with MapCash Management, pursuant to which MapCash Management is obligated to make advances up to the aggregate principal sum of $10,000,000 upon the request of FastCash International or an Operating Subsidiary. Interest accrues on such advances at the rate of 15% per annum and is paid on the 1st day of each January, April, July and October. The entire unpaid principal balance and accrued and unpaid interest are due and payable on demand. Any future subsidiaries of FastCash International may become parties to the Master Loan Agreement and obtain advances from MapCash Management in accordance with the terms of this Master Loan Agreement.

MapCash Management obtains the funds to make loans under the Master Loan Agreement pursuant to a $10,000,000 Line of Credit agreement between MapCash Management and Ice Assets, LLC, a New York limited liability company which is 50% owned by Mr. Drizin, a director of ours. The terms of the $10,000,000 Line of Credit agreement provide, among other things, that Ice Assets has sole and absolute discretion with respect to any advances to MapCash Management. Interest accrues at the rate of 10% per annum and all outstanding amounts are due and payable to Ice Assets on July

10, 2010. Pursuant to this agreement, Ice Assets has the right to designate one member to our board of directors. Upon termination of the Line of Credit facility with Ice Assets, the right of Ice Assets to designate one member of our board of directors will terminate.

Prior to the execution of the Master Loan Agreement and the Line of Credit agreement, the Operating Subsidiaries obtained the funds to make loans pursuant to $1,000,000 revolving loan promissory notes executed by each of the Operating Subsidiaries in favor of MapCash Holdings, LLC. On August 29, 2008, the effective date of our acquisition of FastCash International from Bayville Global, Ltd., these revolving loan promissory notes were repaid in full and cancelled, using funds borrowed from MapCash Management by each Operating Subsidiary pursuant to the Master Loan Agreement.

Marketing. We run a multiple level marketing campaign using several different mediums to target and attract potential clients.

Radio: We use high powered radio advertisements to contact and solicit our clients to use our services. This is one of the most effective ways of marketing within the region where we operate, as most people have radios and use them as their primary source of entertainment, due to the fact that there is no cost to listen to a radio broadcast.

Print media: We distribute flyers and have billboards which advertise our product as well as use local newspapers to print full page color ads to promote our company and the specials that we may be having for the holidays. Such advertisements would run at strategic time of the year, such as back to school specials to offer loans for tuition. We also hope to run television advertisements that are played on national television.

Sponsorships: We also sponsor events and sports teams as part of our social responsibility. For example, we sponsor a youth soccer team in the Commonwealth of Dominica. We also sponsor annual carnival festivities in the countries in which we operate.

We intend to broaden our marketing campaign as our company grows within our markets and through the entire region.

Competition. In Antigua and Barbuda, St. Lucia and Grenada, we believe that there are no other companies which provide micro-loans to employees of governmental agencies and private companies. In the Commonwealth of Dominica, the Public Service Union (Instant Cash) provides short term loans for government employees, the National Development Foundation provides small loans to self-employed persons and the Roseau Credit Union provides secured loans to its members. In St. Vincent and the Grenadines, QuickCash offers short term loans to employees of private companies.

Patents and Trademarks. We currently have one trademark, “FastCash”, which is registered in St. Vincent and the Grenadines until October 24, 2017.

Governmental Regulations. We do not believe that we are subject to the banking and financial institution laws and regulations of the Caribbean countries in which we operate. Such laws and regulations govern companies that are in the business of receiving funds; and we only lend money and do not accept deposits from our customers.

We strictly adhere to the anti money laundering laws and regulation of the countries in which we operate. We require multiple forms of government issued identification from each potential borrower and we do not issue loans to foreign citizens or residents. We work closely with the governmental financial intelligence agencies in the countries in which we operate, to identify, report and prevent suspicious activities, but to date we have not identified or reported any such suspicious activity.

Employees. Map Financial Group has 5 full-time employees; FastCash International Limited has no employees; Financial Services Inc. has 14 full time employees and 1 part time employee; FastCash (Antigua) Limited has 3 full-time employees and 1 part-time employee; FastCash (St. Lucia) Ltd. has 10 full-time employees; CashExpress Ltd. has 4 full-time employees and 1 part-time employee; and FastCash Ltd. has no employees.

DESCRIPTION OF PROPERTY

The Company’s executive offices are located 460 West 34th Street, 10th Floor, New York, New York, where we lease approximately 300 square feet without charge. We also have an office at 1650 Eastern Parkway, Brooklyn, New York, which consists of approximately 1,000 square feet for which we pay $1,800 per month. FastCash International Limited occupies approximately 150 square feet of office space in Road Town, Tortola, British Virgin Island, at no cost. Financial Services Inc. occupies approximately 2,500 square feet of office space in Roseau, the Commonwealth of Dominica, for which it pays $1,288 per month. Fast Cash (Antigua) Limited occupies approximately 800 square feet of office space in St. John’s, Antigua and Barbuda, for which it pays $1,058 per month. Fast Cash (St. Lucia) Ltd. occupies offices at two locations in the city of Castries, one comprising approximately 2,200 square feet for which it pays $2,945 per month and the second comprising approximately 252 square feet for which it pays $736 per month. CashExpress Ltd. occupies approximately 498 square feet of office space in Kingstown, St. Vincent for which it pays $825 per month. FastCash Ltd. occupies approximately 410 square feet of office space in St. Georges, Grenada, at no cost.

We believe that our current office space will be adequate for the foreseeable future.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company’s property is not the subject of any pending legal proceedings.

On January 11, 2008, IDT Telecom, Inc. (“IDT”) filed a complaint in New York State Supreme Court for New York County (Index No. 600087/08) against Messrs. Malamud and Popack and the Inter-Governmental Philatelic Corporation (“IGPC”), alleging that the defendants fraudulently misappropriated personal identification numbers (“PINs”) from IDT, and seeking an award of actual damages of at least $1,971,000 plus punitive damages. The complaint relates to a joint venture, entered into in February 2006 between Inter-Governmental Philatelic Corporation and an affiliate of IDT, to provide money transfer services between individuals in the United States and individuals in various Caribbean countries. As part of the marketing efforts for this joint venture, money transfer customers would receive long distance telephone calling cards and accompanying PINs issued by IDT, which provided the customer with a limited number of free long distance telephone minutes. Messrs. Malamud and Popack believe that the claims are completely without merit and are vigorously defending the suit.

MARKET FOR COMMON EQUITY AND RELATED
STOCKHOLDER MATTERS

Market Information

There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the FINRA for our common stock to be eligible for trading on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application. There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

DIVIDEND POLICY

We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors. There are no contractual restrictions on our ability to declare or pay dividends.

SHARE CAPITAL

Security Holders

As of October 27, 2008, there were 20,000,000 shares of common stock issued and outstanding, which were held by 18 stockholders of record.

Transfer Agent

We have not engaged a transfer agent to serve as transfer agent for shares of our common stock. Until we engage such a transfer agent, we will be responsible for all record-keeping and administrative functions in connection with the shares of our common stock.

Admission to Quotation on the OTC Bulletin Board

We intend to have a market maker file an application for our common stock to be quoted on the OTC Bulletin Board. However, we do not have a market maker that has agreed to file such application. If our securities are not quoted on the OTC Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it

(1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and

(2) securities admitted to quotation are offered by one or more broker-dealers rather than the “specialist” common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the OTC Bulletin Board our securities will trade on the OTC Bulletin Board. We may not now or ever qualify for quotation on the OTC Bulletin Board. We currently have no market maker who is willing to list quotations for our securities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Overview

Map Financial Group, Inc. was incorporated under the laws of the State of Nevada on June 27, 2008, and it operates as a financial services holding company for five indirect, wholly-owned operating subsidiaries that provide micro-lending services in the Caribbean and are referred to hereinafter as the Operating Subsidiaries. On August 29, 2008 we completed the acquisition of FastCash International Limited, a British Virgin Islands financial services company, in exchange for 10 million shares of our common stock. On July 14, 2008 FastCash International and Robert Tonge, our Chief Operating Officer, executed a stock purchase agreement, pursuant to which FastCash International acquired all of the issued and outstanding share capital of the Operating Subsidiaries and FastCash Dominica Ltd., an inactive Commonwealth of Dominica corporation. Through the Operating Subsidiaries, we offer short term micro-loans to employees of various governmental agencies and private companies in the Commonwealth of Dominica, Antigua and Barbuda, St. Lucia, St. Vincent and the Grenadines and Grenada, as well as check cashing services.

On July 31, 2008 we completed a private placement of 10 million shares of our common stock to 18 investors. The consideration paid for the shares was $0.001 per share, for aggregate gross proceeds of $10,000.

The bulk of our revenues are generated by interest on the loans that we make and associated fees, which together accounted for over 99% of our revenues in the seven months ended July 31, 2008 and approximately 98% of our revenues in the year ended December 31, 2007. The balance of our revenues are generated by check cashing services. Until May 2008 an immaterial portion of our revenues was generated by sales of pre-paid debit cards.

The following table sets forth the percentage of our total revenue that is generated by our operations in each of the five Eastern Caribbean countries where we have established an Operating Subsidiary.

Country	Inception Date	2006	2007	Seven Months Ended July 31, 2007	Seven Months Ended July 31, 2007

Grenada	5/24/2008	0	3%	0%	6%
St. Lucia	6/29/2007	0	30%	8%	31%
St. Vincent	10/22/2007	0	3%	0%	12%
Antigua	7/10/2006	2%	17%	24%	13%
Dominica	6/25/2004	98%	47%	68%	39%

Plan of Operation

Over the next twelve months, we intend to expand our operations by target marketing and increasing our products and services, such as offering student loans, vehicle financing and payroll processing and micro financing to small businesses. We hope to have the funds to hire additional personnel. We also hope to expand our services into new countries such as Guyana and St. Kitts and Nevis, followed by St. Martin, Barbados and Trinidad.

The Company estimates that it will require an approximate minimum of $1,314,000 in the next 12 months to implement its activities. Such funds will be needed for the following purposes:

Purpose	Amount

Working capital	$874,000
Legal fees	100,000
Accounting fees	100,000
Marketing	140,000
Travel	50,000
Technology	50,000
Total	$1,314,000

Liquidity, Capital Resources and Results of Operations

The following discussion provides an analysis of the liquidity and capital resources of Map Financial Group as at July 31, 2008, and its results of operations for the period from June 27, 2008 (inception) through July 31, 2008. Unaudited, consolidated financial information is also presented for FastCash International, a British Virgin Islands financial services company and a wholly-owned subsidiary of Map Financial Group, as at July 31, 2008 and 2007 and for the seven month periods then ended. Audited, combined financial information is presented for Financial Services Inc. and Affiliates for the years ended December 31, 2008 and 2007.

The financial position and results of operations of the FastCash International, Financial Services Inc. and Affiliates are measured using the local currency, Eastern Caribbean Dollars, as the functional currency. FastCash International, Financial Services Inc. and Affiliates generate and expend cash primarily in their local currencies. Revenues and expenses of FastCash International, Financial Services Inc. and Affiliates have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheet date. There were no major exchange rate fluctuation during the period presented below, and therefore no foreign exchange gain or loss arising from translation was recorded for these periods.

Map Financial Group, Inc.

As of July 31 2008 we had a cash balance of $10,000, representing gross proceeds from the issuance and sale of 10 million shares of our common stock at an offering price of $0.001 per share in a private placement completed on that date. On August 29, 2008 we completed the acquisition of all of the share capital of FastCash International, in a share exchange in which we issued 10 million shares of our common stock to FastCash International and assumed all of the assets and liabilities of FastCash International. In the seven months ended July 31, 2008 we had income of $758,960 and basic and diluted net earnings per share of $44.66.

FastCash International Ltd. (unaudited)

As of July 31, 2008 FastCash International had $157,325 in cash and cash equivalents on a consolidated basis, an increase of 160.3% as compared to cash and cash equivalents in the amount of $60,436 on July 31, 2007. Accounts receivable increased by 219.5%, from $554,409 on July 31, 2007 to $1,771,567 on July 31, 2008, and total assets were up by 204.2%, from $648,781 on July 31, 2007 to $1,973,673 on July 31, 2008. These increases resulted primarily from the increasing volume of loans extended by the Operating Subsidiaries.

For the seven months ended July 31, 2008, FastCash International had revenues of $758,960 on a consolidated basis, an increase of 227.2% as compared to revenues of $231,942 for the seven months ended July 31, 2007. Expenses increased by 183.3%

during the period, to $510,452 on July 31, 2008, including a 175.3% increase in general and administrative expenses and a 213.6% increase in interest expenses. These increases in expenses resulted primarily from an expansion of our operations as a result of the increasing volume of loans extended by the Operating Subsidiaries.

Consolidated net profits for the seven months ended July 31, 2008 amounted to $166,500 an increase of 375.6% as compared to net profits of $35,007 for the seven months ended July 31, 2007. Basic and diluted net profits per share for the seven months ended July 31, 2008 were $38.27586, an increase of 375.6% as compared to consolidated, net profits per share of $8.04759 for the seven months ended July 31, 2007.

Financial Services Inc. and Affiliates

As of December 31, 2007, Financial Services Inc. and Affiliates had $52,295 in cash and cash equivalents on a combined basis, an increase of 115.7% as compared to cash and cash equivalents in the amount of $24,239 on December 31, 2006. Accounts receivable increased by 289.2%, from $304,005 on December 31, 2006 to $1,183,204 on December 31, 2007, and total assets were up by 275.4%, from $362,283 on December 31, 2006 to $1,278,479 on December 31, 2007. These increases resulted primarily from the increasing volume of loans extended by the Operating Subsidiaries. These increases were offset in part by expenses of approximately $71,650 incurred in connection with the establishment in 2007 of our operations in Grenada, St. Vincent and the Grenadines and St. Lucia.

For the year ended December 31, 2007, Financial Services Inc. and Affiliates had revenues of $476,922 on a consolidated basis, an increase of 153.0% as compared to revenues of $188,539 for the year ended December 31, 2006. The establishment in 2007 of our operations in Grenada, St. Vincent and the Grenadines and St. Lucia resulted in revenues, in the year ended December 31, 2007, of approximately $173,320. Operating expenses increased by 198.3% during the year ended December 31, 2007, to $500,881 as compared to $167,904 on December 31, 2006, including a 211.8% increase in general and administrative expenses and a 153.6% increase in interest expenses. These increases in expenses resulted primarily from an expansion of our operations as a result of the increasing volume of loans extended by the Operating Subsidiaries. Operating expenses in the year ended December 31, 2007 also included start-up expenses of approximately $71,650 incurred in connection with the establishment of our operations in Grenada, St. Vincent and the Grenadines and St. Lucia.

Net losses for the year ended December 31, 2007 amounted to $43,394, on a consolidated basis, as compared to net profits of $10,345 for the year ended December 31, 2006. Basic and diluted net losses per share for the year ended December 31, 2007 were $0.86788, as compared to net profits per share of $0.51725 for the year ended December 31, 2006.

Off-Balance Sheet Arrangements

Map Financial Group, FastCash International and the Operating Subsidiaries do not have any off-balance sheet arrangements.

Accounts Receivable, Loss History, Credit Quality and Aging of Receivables

Accounts Receivable and Loss History

Almost 90% of the assets on the balance sheet of FastCash International as of July 31, 2008 were accounts receivable, which include the outstanding principal amount of the loans extended by the Operating Subsidiaries and the unpaid portions of interest and the associated fees. The Company has elected to record bad debts using the direct write-off method. Under the direct write-off method, accounts receivable are written off and charged to income when they are deemed uncollectible, meaning, generally when they are overdue by 120 days and all collection efforts have failed. Generally accepted accounting principles require that the allowance method be used to recognize bad debts; however, the effect of using the direct write-off method is not materially different from the results that would have been obtained under the allowance method.

Income from interest on all loans is recognized using the interest method, on the loan inception date. Associated fees are added to the loan amount at inception and are included in the monthly installment amount. Income from service and other related fees is recognized when earned, on the date of inception for each loan, but late fees and collection fees are recognized as income when they are collected. For impaired loans, accrual of interest is discontinued on a loan when management believes (after considering collection efforts and other factors) that the borrower’s financial condition is such that the collection of interest is doubtful. Loans are considered impaired when it is probable that the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement, for example, when a borrower losses his or her salaried income and is unable to find new employment, when a borrower leaves the country and cannot be located oversees, or when an employer becomes insolvent.

In the periods ended December 31, 2007 and 2006, 0.34% and 0.80% of loans issued, respectively, were written off. Based on management’s estimates, these amounts were not materially different from amounts that would have written off if an allowance account was established.

Impaired loans in excess of approximately $2,000 are usually referred to lawyers that specialize in collections, after review by our collections manager. Collection fees range from 15-20% of the outstanding loan balance and recovery rates in collection proceedings are in excess of 80%.

Credit Quality

Although we do not obtain credit histories from our borrowers, we do interview every borrower before a loan is extended, all borrowers must be employees in good standing of an approved employer for at least one year, and loan amounts do not generally exceed the employee’s net monthly salary although, in exceptional circumstances, loans may be extended in amounts equal to as much as twice the employee’s net monthly salary. We will not extend a loan to a borrower if, in the course of the interview, the borrower indicates any intention to resign from his or her current employment or leave the country.

Aging of Receivables

As of December 2, 2008 we had an aggregate of $153,091 in past due monthly installment payments outstanding for more than 120 days, of which approximately 49.2% relates to loans extended in St. Lucia, 24.0% relates to loans made in the Commonwealth of Dominica, 15.2% relates to loans made in Antigua and Barbuda, 7.6% relates to loans made in St. Vincent and the Grenadines and 3.9% relates to loans made in Grenada. Amounts that are past due by more than 120 days will not be written off and charged to income until they are deemed uncollectible, meaning that all collection efforts have failed.

Late payments are often the result of an oversight in the employer’s payroll department, and a call to the borrowers’ employer typically resolves such oversights. In the event that payments are not received, the borrower’s file is reviewed by our collections manager and thereafter outsourced to local lawyers that specialize in collections, at fees ranging from approximately15 to 20% of the outstanding balance of the loans collected.

The following table shows the amounts of past due installment payments, as of December 2, 2008, for each of the Operating Subsidiaries.

Number of Days Past Due:	1-30	31-60	61-90	91-120	121+

FastCash (Antigua) Limited	$35,736	$13,146	$7,055	$4,606	$23,318
Financial Services Inc.	40,787	13,187	8,591	6,891	36,787
FastCash Ltd.	21,617	5,360	4,929	3,169	5,931
FastCash (St. Lucia) Ltd.	42,522	13,715	12,606	11,695	75,376
CashExpress Ltd.	25,872	7,981	5,346	4,000	11,678

Total	$166,535	$53,389	$38,527	$30,361	$153,091

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

Frumkin, Lukin & Zaidman CPAs PC is our independent auditor. There have not been any changes in or disagreements with our independent auditor on accounting and financial disclosure or any other matter.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS
AND CONTROL PERSONS

Directors and Executive Officers

Set forth below are the names, ages and present principal occupations or employment, and material occupations, positions, offices or employments for the past five years of our current directors and executive officers.

Name and Business Address	Age	Position

Jonathan Chesky Malamud	34	Chief Executive Officer, President and Director

Robert Tonge	39	Chief Operating Officer

Samuel Rosenberg	23	Chief Financial Officer

David Eliezer Popack	33	Director

Joel Zev Drizin	37	Director

Jonathan Chesky Malamud has served as our Chief Executive Officer, President and Director since our inception on June 27, 2008, and he will devote approximately 40 hours a week to his duties on behalf of the Company after this offering. Mr. Malamud served as the President of Mapcash Holdings LLC, which he founded in partnership with David Eliezer Popack, from May 2000 until June 2008. From May 1995 to February 1998, he was Philatelic Show and Exhibit Coordinator for the Inter-Governmental Philatelic Corporation (“IGPC”), a large philatelic agency. From July 1998 to April 1999, he was Manager of the Telemarketing Division of Sports Stamps Collectible Association located in New York, New York. In June 1999 Mr. Malamud founded Stampville.com, an online retail stamp marketing portal, where he served as President until December 2003 and was responsible for marketing and business development. Mr. Malamud has a Bachelors’ degree in Philosophy and Theology from the Rabbinical College of America.

Samuel Rosenberg has served as our Chief Financial Officer since our inception on June 27, 2008, and he will devote approximately 40 hours a week to his duties on behalf of the Company after this offering. From December 2007 to June 2008, Mr. Rosenberg served as chief financial officer of MapCash Holdings, LLC. From July 2006 to September 2007, Mr. Rosenberg was engaged in management consulting, in the global real estate, telecommunications and financial industries, for the East Coast Company. Mr. Rosenberg served as the chairman and chief executive officer of S.O.Y Seforim Sale, Inc., a tax exempt organization, from June 2003 to December 2005. He also served on advisory boards for the Orthodox Union Hurricane Katrina Relief Committee and the Israelife Foundation. Mr. Rosenberg holds a Bachelors’ degree in economics, magna cum laude, from Yeshiva University.

David Eliezer Popack has served as a Director since our inception on June 27, 2008, and he will devote approximately 5 hours a week to his duties on behalf of the Company after this offering. Since August 2002 Mr. Popack has served as an advisor to IGPC on market strategy and communications with government postal administrations. Mr. Popack was a founder of Stampville.com, an online retail stamp marketing portal, where he served as vice-president for business development and a director from June 1999 to December 2003. In 1996, Mr. Popack served in the summer Jewish Peace Corps where he assisted in establishing the Jewish community in Shanghai, China. Mr. Popack completed a Masters and Rabbinical ordination at the Rabbinical College of Canada in September 1997.

Robert Tonge has served as our Chief Operating Officer since our inception on June 27, 2008, and he will devote approximately 20 hours a week to his duties on behalf of the Company after this offering. Mr. Tonge has served as the managing director of First Domestic Insurance Company since its inception in 1993. This company is the largest general insurance company in Dominica and also operates an insurance company in Antigua. Mr. Tonge is the founder of Financial Services Inc. and serves as its CEO. Financial Services Inc. is a provider of short term loans to employed clients operating in five Caribbean islands (Antigua, Dominica, St. Lucia, St. Vincent and Grenada). Mr. Tonge has served as a Director on the National Bank of Dominica since November 2007, which is the largest commercial bank in Dominica.

Joel Zev Drizin has served as a Director since our inception on June 27, 2008, and he will devote approximately 5 hours a week to his duties on behalf of the Company after this offering. Since May 2003 Mr. Drizin has been engaged as a member in the operations SGH Associates, LLC and Flatbush Patio LLC, both of which are New York based real estate holding companies. After obtaining his masters in rabbinic law and theology at the Yeshiva Gedolah of Los Angeles in 1992, Mr. Drizin clerked for a legal advocate in Melbourne, Australia until 1994, during which time he obtained his Series 7 and 63 licenses with the NASD and Series 7 with the Commodities Futures Trading Commission. In 1995 he achieved membership on the FINEX as a floor trader. His experience trading the US Dollar Index has led him to finance and develop one of the first online spot foreign exchange trading platforms and was instrumental in creating an automated foreign exchange arbitrage program. Mr. Drizin oversees many holdings in numerous fields including real estate, alternative energy development, oil exploration, high tech and internet ventures, in addition to other intellectual property ventures.

There are no familial relationships among any of our officers or directors, other than Mr. Malamud and Mr. Popack who are brothers-in-law. None of our directors or officers is a director in any other reporting companies. None of our directors or officers has been affiliated with any company that has filed for bankruptcy within the last five years. The Company is not aware of any proceedings to which any of the Company’s officers or directors, or any associate of any such officer or director, is a party adverse to the Company or any of the Company’s subsidiaries or has a material interest adverse to it or any of its subsidiaries.

Each director of the Company serves for a term of one year or until the successor is elected at the Company’s annual shareholders’ meeting and is qualified, subject to removal by the Company’s shareholders. Pursuant to the terms of the $10,000,000 Line of Credit agreement between Ice Assets, LLC and MapCash Management Ltd., Ice Assets has the right to designate one member to our board of directors for so long as any portion of the principal amount of the $10,000,000 Line of Credit agreement remains outstanding. Each officer serves, at the pleasure of the board of directors, for a term of one year and until the successor is elected at the annual meeting of the board of directors and is qualified.

Auditors and Code of Ethics

Our principal independent auditor is Frumkin, Lukin & Zaidman CPAs PC. We have a Code of Ethics applicable to our principal executive, financial and accounting officers. We do not have an audit committee or nominating committee.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executives or directors.

Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.” We do not believe that any of our directors currently meet the definition of “independent” as promulgated by the rules and regulations of the American Stock Exchange.

EXECUTIVE COMPENSATION

Summary Compensation Table

The individuals who serve as our principal executive and financial officers, as well our two most highly compensated executive officers (other than our principal executive and financial officers), and two additional employees whose total compensation during the period from June 27, 2008 (inception) to October 27, 2008 exceeded $100,000 (listed in the Summary Compensation Table below), are referred to as the “named executive officers.”

The following table sets forth information regarding the total compensation paid or earned by the named executive officers as compensation for their services in all capacities during the period from June 27, 2008 (inception) to October 27, 2008.

SUMMARY COMPENSATION TABLE

Name and principal position (a)	Year(1) (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)

Jonathan Chesky Malamud(2)	2008	40,000	0	0	0	0	0	0	40,000
Robert Tonge(3)	2008	7,361	0	0	0	0	0	0	7,361
Sam Rosenberg(4)	2008	20,000	0	0	0	0	0	0	20,000

(1)	Represents the period from June 27, 2008 (Inception) to October 27, 2008.

(2)	Mr. Malamud has been serving as our Chief Executive Officer, President and a Director since our inception on June 27, 2008.

(3)

Mr. Tonge has been serving as our Chief Operating Officer since our inception on June 27, 2008. Through five services agreements between NBL Technologies Inc., a corporation organized under the laws of Belize which is an affiliate of Mr. Tonge, and each of Financial Services Inc., FastCash (Antigua) Limited, FastCash (St. Lucia) Ltd., CashExpress Ltd. and FastCash Ltd., Mr. Tonge receives an annual fee of $4,417.61 per office, for an annual aggregate of $22,088.

(4)	Mr. Rosenberg has been serving as our Chief Financial Officer since our inception on June 27, 2008.

Since our incorporation on June 27, 2008, no compensation has been paid to any of our directors in consideration for services rendered in their capacity as directors, no stock options or stock appreciation rights were granted to any of our directors or executive officers, none of our directors or executive officers exercised any stock options or stock appreciation rights, and none of them hold unexercised stock options. We have no long-term incentive plans.

Outstanding Equity Awards

Our directors and officers do not have unexercised options, stock that has not vested, or equity incentive plan awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

The following table lists, as of October 27, 2008, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security if that person has a right to acquire the security within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 20,000,000 shares of our common stock issued and outstanding as of October 27, 2008. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock, other than as described below. Unless otherwise indicated, the address of each person listed is c/o Map Financial Group, Inc., 460 West 34th Street, 10th Floor, New York, New York 10001.

Name of Beneficial Owner	Title of Class	Amount of Beneficial Ownership	Percent of Class

Jonathan Chesky Malamud	Common	20,000,000(1)	100%

David Eliezer Popack	Common	14,100,000(2)	70.5%

Bayville Global, Ltd.	Common	14,100,000(3)	70.5%

Samuel Rosenberg	Common	100,000	Less than 1%

Robert Tonge	Common	1,500,000(4)	7.5%

NBL Technologies Inc.	Common	1,500,000	7.5%

Joel Zev Drizin	Common	3,500,000(5)	17.5%

Ice Assets, LLC	Common	3,500,000(6)	17.5%

Directors and Officers as a Group (4 persons)	Common	20,000,000	100%

(1) Mr. Malamud does not hold any shares directly, he disclaims beneficial ownership of all of these shares and he holds irrevocable proxies to vote all of these shares. These shares include (i) 10,000,000 shares issued in a private in July 2008, and (ii) 10,000,000 shares issued to Bayville Global, Ltd., a British Virgin Islands corporation, on August 29, 2008, in exchange for all of the share capital of FastCash International Limited, a British Virgin Islands company.

(2) Mr. Popack does not hold any shares directly and disclaims beneficial ownership of all of these shares. These shares include (i) 4,100,000 shares issued to Bayville Global in a private in July 2008, and (ii) 10,000,000 shares issued to Bayville Global on August 29, 2008, in exchange for all of the share capital of FastCash International. One of the indirect beneficial owners of Bayville Global is The Cape Settlement, a trust existing under the laws of Gibraltar. The beneficiaries of The Cape Settlement could include Mr. Popack.

(3) Includes (i) 4,100,000 shares issued in a private in July 2008, and (ii) 10,000,000 shares issued on August 29, 2008, in exchange for all of the share capital of FastCash International.

(4) These shares were issued to NBL Technologies Inc., a corporation organized under the laws of Belize which is owned and controlled by Mr. Tonge, our chief operating officer, in a private placement in July 2008.

(5) Mr. Drizin does not hold any shares directly and disclaims beneficial ownership of all of these shares. These shares were issued to Ice Assets, LLC, a New York limited liability company in which Mr. Drizin owns 50% of the membership interests, in a private placement in July 2008, and they include (i) 2,500,000 shares, and (ii) an option to purchase 1,000,000 shares for the next 12 months at an exercise price of $1.00 per share.

(6) Includes (i) 2,500,000 shares, and (ii) an option to purchase 1,000,000 shares for the next 12 months at an exercise price of $1.00 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On July 17, 2008 Bayville Global, Ltd., a British Virgin Islands corporation, purchased an aggregate of 4,100,000 shares of our common stock for $4,100 in a private placement that was completed on July 31, 2008. The indirect beneficial owners of Bayville Global are The Cape Settlement and The Carriage Settlement. The beneficiaries of The Cape Settlement could include Messrs. Malamud and Popack. None of our officers and directors has any direct ownership interest in Bayville Global and none of them is currently employed by Bayville Global.

On August 29, 2008 we completed the acquisition of all of the issued and outstanding share capital of FastCash International Limited, a British Virgin Islands company, from Bayville Global in a share exchange in which we issued 10 million shares of our common stock to Bayville Global.

On August 6, 2008, Ice Assets, LLC, a New York limited liability company which is 50% owned by Mr. Drizin, a director of ours, executed a $10,000,000 Line of Credit agreement with MapCash Management Ltd. The proceeds of this $10,000,000 Line of Credit agreement are intended to fund loans made by MapCash Management to FastCash International and its subsidiaries under the Master Loan Agreement. Interest on the $10,000,000 Line of Credit agreement accrues at the rate of 10% per annum and all outstanding amounts are due and payable to Ice Assets on July 10, 2010. Pursuant to the Line of Credit agreement, Ice Assets has the right to designate one member to our board of directors for so long as any portion of the principal amount of the Line of Credit remains outstanding. Upon termination of the Line of Credit agreement, the right of Ice Assets to designate one member of our board of directors will terminate.

For 12 months from the date of this prospectus, Ice Assets has an option to purchase 1 million shares of our issued and outstanding share capital at an exercise price of $1.00 per share.

On July 14, 2008, FastCash International Limited, our wholly-owned subsidiary, and Robert Tonge, our Chief Operating Officer, executed a stock purchase agreement, pursuant to which FastCash International acquired all of the issued and outstanding share of capital stock of Financial Services Inc., a Commonwealth of Dominica corporation, FastCash (Antigua) Limited, an Antigua and Barbuda corporation, FastCash (St. Lucia) Ltd., a St. Lucia corporation, CashExpress Ltd., a St. Vincent and Grenadines corporation, FastCash Ltd., a Grenada corporation, and FastCash Dominica Ltd., An inactive Commonwealth of Dominica corporation, for $6.

Service Agreements with NBL Technologies Inc.

Between May 2006 and October 2007 each of our operating subsidiaries executed a services agreement with NBL Technologies Inc., a Belize corporation that is owned and controlled by Robert Tonge, our Chief Operating Officer, where he has served as managing director since June 27, 2005. Pursuant to each of these five agreements, NBL Technologies receives payments of $4,417.61 per annum, for an aggregate of $22,088.05 per annum. In the seven month periods ended July 31, 2008 and 2007, respectively, fees of $12,867 and $5,882 were paid to NBL Technologies pursuant to these services agreements. Mr. Tonge earned $18,035 in the year ended December 31, 2007 and $13,166 in the seven months ended July 31, 2008 as consideration for services that he provided to NBL Technologies.

Revolving Loan Promissory Notes in Favor of MapCash Holdings, LLC

Between May 2006 and June 2007 each of the Operating Subsidiaries executed a revolving loan promissory note in favor of MapCash Holdings, LLC in the principal amount of $1,000,000. Mr. Malamud, our Chief Executive Officer, President and Director, served as the President of MapCash Holdings, which he founded in partnership with another of our directors, David Eliezer Popack, from May 2000 until June 2008. As consideration for his services as President, MapCash Holdings paid Mr. Malamud $57,692 in the year ended December 31, 2007 and $59,999 in the seven months ended July 31, 2008. Our Chief Financial Officer, Mr. Rosenberg, served as Chief Financial Officer of MapCash Holdings from December 2007 to June 2008. As consideration for his services as Chief Financial Officer, MapCash Holdings paid Mr. Rosenberg $23,076 in the seven months ended July 31, 2008. In addition, MapCash Holdings paid Mr. Popack $60,000 in the year ended December 31, 2007 as consideration for services that he provided to MapCash Holdings.

On November 12, 2008 these revolving loan promissory notes were repaid in full and cancelled, using funds borrowed from MapCash Management by each Operating Subsidiary pursuant to the Master Loan Agreement.

Other than as described above, with respect to the compensation paid to (i) Mr. Tonge by NBL Technologies in the year ended December 31, 2007 ($18,035) and in the seven months ended July 31, 2008 ($13,166), (ii) to Mr. Malamud by MapCash Holdings in the year ended December 31, 2007 ($57,692) and in the seven months ended July 31, 2008 ($59,999), (iii) to Mr. Rosenberg by MapCash Holdings in the seven months ended July 31, 2008 ($23,076), and (iv) to Mr. Popack by MapCash Holdings in the year ended December 31, 2007 ($60,000), none of our officers and directors has earned any income as a result of their associations with Bayville Global, Ltd., The Cape Settlement, The Carriage Settlement, Ice Assets, LLC, MapCash Holdings, MapCash Management Ltd. and NBL Technologies in the year ended December 31, 2007 and in the seven months ended July 31, 2008.

LEGAL MATTERS

David Lubin & Associates, PLLC has opined on the validity of the shares of common stock being offered hereby.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by Frumkin, Lukin & Zaidman CPAs PC, an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-laws provide to the fullest extent permitted by law, our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the Company.

Securities and Exchange Commission registration fee	$19.65
Legal fees and miscellaneous expenses (*)	$52,000
Accounting fees and expenses (*)	$122,000
Total (*)	$174,019.65

(*) Estimated.

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES
AND AGENTS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s Articles of Incorporation. Our Articles of Incorporation do not specifically limit our directors’ immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law or (d) is required to be made pursuant to the bylaws.

Our bylaws also provide that we may indemnify a director or former director of subsidiary corporation and we may indemnify our officers, employees or agents, or the officers, employees or agents of a subsidiary corporation and the heirs and personal representatives of any such person, against all expenses incurred by the person relating to a judgment, criminal charge, administrative action or other proceeding to which he or she is a party by reason of being or having been one of our directors, officers or employees.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

On July 31, 2008 we completed a private placement of 10 million shares of our common stock to 18 investors. The consideration paid for the shares was $0.001 per share, for aggregate gross proceeds of $10,000. The shares were offered and sold pursuant to an exemption from the registration requirements of the Securities Act of 1933, pursuant to Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. Offers to subscribe in the private placement were made only to persons who are familiar with our business and our founders, all of the offerees subscribed for shares and all of them executed irrevocable voting proxies in favor of Mr. Malamud, our president and chief executive officer. All of the subscribers (other than one subscriber who is an employee of the Company) represented that they are accredited investors, as defined in Regulation D of the Securities Act, and they all represented that they acquired the shares for their own accounts as principals, not as nominees or agents, for investment purposes only and not with a view to or for resale or distribution.

On August 29, 2008 we completed the acquisition of all of the issued and outstanding share capital of FastCash International Limited, a British Virgin Islands company, in a share exchange in which we issued 10 million shares of our common stock to Bayville Global, Ltd. as consideration for all of the issued and outstanding share capital of FastCash International. The shares issued in the share exchange were offered pursuant to an exemption from the registration requirements of the Securities Act of 1933 provided by Section 4(2) of the Securities Act.

EXHIBITS

The following exhibits are filed as part of this registration statement:

Exhibit	Description

3.1	Articles of Incorporation of Map Financial Group, Inc.*

3.2	By-Laws of Map Financial Group, Inc. *

3.3	Form of Stock Certificate.*

5.1	Form of opinion of David Lubin & Associates, PLLC, regarding the legality of the securities being registered.**

10.1	Form of Regulation D Subscription Agreement.*

10.1.1	Form of Regulation S Subscription Agreement.*

10.2	Share Exchange Agreement, dated as of August 29, 2008, by and among

Map Financial Group, Inc., Bayville Global, Ltd., Line Trust Corporation as Trustees of The Cape Settlement and Line Trust Corporation as Trustees of The Carriage Settlement.*

10.2.1

Amendment No. 1 to the Share Exchange Agreement, dated as of August 29, 2008, by and among Map Financial Group, Inc., Bayville Global Ltd., Line Trust Corporation as Trustees of The Cape Settlement and Line Trust Corporation as Trustees of The Carriage Settlement.**

10.3	Stock Purchase Agreement, dated as of July 14, 2008, by and between Robert Tonge and FastCash International Limited.*

10.4

Master Loan Agreement, dated as of August 6, 2008, by and between MapCash Management, Ltd. and FastCash International, Limited, FastCash Dominica Limited, Financial Services Inc., FastCash (St. Lucia) Ltd., CashExpress Ltd., FastCash Limited and FastCash (Antigua) Limited.*

10.5	$10 Million Line of Credit, date August 6, 2008, from Ice Assets, LLC to MapCash Management Ltd.*

10.6	Option Agreement, dated as of September 11, 2008, by and between Map Financial Group, Inc. and Ice Assets, LLC.*

10.7	Master Services Agreement, dated as of July 31, 2008, by and between FastCash International Limited and Map Financial Group, Inc.*

10.8	Services Agreement, dated as of May 12, 2006, by and between Financial Services Inc. and NBL Technologies Inc.*

10.9	Services Agreement, dated as of June 10, 2006, by and between FastCash (Antigua) Limited and NBL Technologies Inc.*

10.10	Services Agreement, dated as of June 10, 2006, by and between FastCash (St. Lucia) Ltd. and NBL Technologies Inc.*

10.11	Services Agreement, dated as of October 24, 2007, by and between CashExpress Ltd. and NBL Technologies Inc.*

10.12	Services Agreement, dated as of May 24, 2007, by and between FastCash Limited and NBL Technologies Inc.*

10.13	Form of Promissory Note signed by customers.*

10.14	Form of Salary Deduction Authorization signed by employers of customers.*

10.15	Form of Salary Confirmation Authorization signed by employers of customers.*

10.16	Services Agreement, dated as of June 2008, between FastCash (St. Lucia) Ltd., Tax & Corporate Law Offices, Rudolph Francis and Cheryl Francis.*

10.17

Letter, dated September 19, 2008, from Map Financial Group, Inc. and FastCash (St. Lucia) Ltd. to Mr. Rudolph Francis and Ms. Cheryl Francis regarding the termination of the Services Agreement, dated as of June 2008, between FastCash (St. Lucia) Ltd., Tax & Corporate Law Offices, Rudolph Francis and Cheryl Francis.*

10.18	Revolving Loan Promissory Note, dated May 12, 2006 in the principal amount of $1,000,000, made by Financial Services Inc. in favor of MapCash Holdings, LLC.*

10.19	Revolving Loan Promissory Note, dated July 10, 2006 in the principal amount of $1,000,000, made by FastCash (Antigua) Limited in favor of MapCash Holdings, LLC.*

10.20	Revolving Loan Promissory Note, dated June 29, 2007 in the principal amount of $1,000,000, made by FastCash (St. Lucia) Ltd. in favor of MapCash Holdings, LLC.*

10.21	Revolving Loan Promissory Note, dated October 24, 2007 in the principal amount of $1,000,000, made by CashExpress Ltd. in favor of MapCash Holdings, LLC.*

10.22	Revolving Loan Promissory Note, dated May 24, 2007 in the principal amount of $1,000,000, made by FastCash Ltd. in favor of MapCash Holdings, LLC.*

10.23	Form of Initial Public Offering Subscription Agreement.**

10.24	Proxy executed by Bayville Global, Ltd. in favor of Jonathan Chesky Malamud.**

10.25	Form of proxy executed by certain shareholders in favor of Jonathan Chesky Malamud.**

14	Code of Ethics.*

23.1	Consent of Frumkin, Lukin & Zaidman CPAs PC.***

23.2	Consent of David Lubin & Associates, PLLC (included in Exhibit 5.1).

* Previously filed, as an exhibit to the Company’s Registration Statement on Form S-1 on September 29, 2008.

** Previously filed, as an exhibit to Amendment No. 1 to the Company’s Registration Statement on Form S-1/A on November 20, 2008.

*** Filed herewith.

FINANCIAL STATEMENTS

The following financial statements are attached hereto and are filed as part of this registration statement:

Map Financial Group, Inc. audited, consolidated financial statements as at July 31, 2008 and for the period from June 27, 2008 (inception) through July 31, 2008;

Unaudited, consolidated financial statements of FastCash International Limited as at July 31, 2008 and 2007, for the period from April 15, 2008 (inception) through July 31, 2008; and

Audited, combined financial statements of Financial Services Inc. and Affiliates for the years ended December 31, 2007 and December 31, 2006.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 12, 2008.

MAP FINANCIAL GROUP, INC.

By:	/s/ Jonathan Chesky Malamud

Name:	Jonathan Chesky Malamud
Title: Chief Executive
Officer, President and Director
(Principal Executive Officer)

By:	/s/ Samuel Rosenberg

Name:	Samuel Rosenberg
Title:	Chief Financial Officer
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date:	Signature:	Name:	Title:

December 12, 2008	/s/ Jonathan Chesky Malamud	Jonathan Chesky	Chief Executive Officer,
		Malamud	President and Director

December 12, 2008	/s/ David Eliezer Popack	David Eliezer	Director
Popack

December 12, 2008	/s/ Joel Zev Drizin	Joel Zev Drizin	Director

MAP FINANCIAL GROUP, INC.

FINANCIAL STATEMENTS

JULY 31, 2008

MAP FINANCIAL GROUP, INC
FINANCIAL STATEMENTS
JULY 31, 2008

TABLE OF CONTENTS

PAGE

INDEPENDENT AUDITORS’ REPORT

BALANCE SHEET AS OF JULY 31, 2008	1

STATEMENT OF INCOME FOR THE PERIOD JUNE 27, 2008 (INCEPTION) THROUGH JULY 31, 2008	2

STATEMENT OF STOCKHOLDERS’ EQUITY FOR THE PERIOD JUNE 27, 2008 (INCEPTION) THROUGH JULY 31, 2008	3

STATEMENT OF CASH FLOWS FOR THE PERIOD JUNE 27, 2008 (INCEPTION) THROUGH JULY 31, 2008	4

NOTES TO FINANCIAL STATEMENTS	5-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Map Financial Group Inc.

We have audited the accompanying balance sheet of Map Financial Group Inc. as of July 31, 2008 and the related statements of income, stockholders’ equity and cash flows for the period June 27, 2008 (inception) through July 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Map Financial Group Inc. for the period June 27, 2008 (inception) through July 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

FRUMKIN, LUKIN & ZAIDMAN CPAs’, P.C.

Rockville Centre, New York
September 22, 2008

MAP FINANCIAL GROUP, INC
BALANCE SHEET
JULY 31, 2008

ASSETS
Current Assets:
Cash and cash equivalents (Note 2)	$10,000

Total Current Assets	10,000

TOTAL ASSETS	$10,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$—

Total Current Liabilities	—

Stockholders’ Equity:
Common stock, par value $0.001, 500,000,000 shares authorized; 10,000,000 shares issued and outstanding as of July 31, 2008 (Note 6)	10,000
Retained earnings	—

Total Stockholders’ Equity	10,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$10,000

The accompanying notes should be read in conjunction with the financial statements

MAP FINANCIAL GROUP, INC
STATEMENT OF INCOME
FOR THE PERIOD JUNE 27, 2008 (INCEPTION) THROUGH JULY 31, 2008

Income	$—

Expenses:

General and administrative expenses	—

Operating Profit	—

Other expenses:
Interest expense	—

Net profit	$—

Basic and diluted net profit per share	$—

Weighted average number of common shares outstanding	10,000,000

The accompanying notes should be read in conjunction with the financial statements

MAP FINANCIAL GROUP, INC
STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD JUNE 27, 2008 (INCEPTION) THROUGH JULY 31, 2008

	COMMON STOCK

	NUMBER OF SHARES	AMOUNT	ADDITIONAL PAID - IN CAPITAL	RETAINED EARNINGS	STOCKHOLDERS EQUITY

Balance at inception	—	$—	$—	$—	$—

Net profit	—	—	—	—	—

Issuance of stock	10,000,000	10,000	—	—	10,000

Balance at July 31, 2008	10,000,000	$10,000	$—	$—	$10,000

The accompanying notes should be read in conjunction with the financial statements

MAP FINANCIAL GROUP, INC
STATEMENT OF CASH FLOWS
FOR THE PERIOD JUNE 27, (INCEPTION) THROUGH JULY 31, 2008

CASH FLOWS FROM OPERATING ACTIVITIES:

Net profit	$—

Adjustments to reconcile net profit to net cash used in operating activities:
Depreciation	—
Changes in operating assets and liabilities:
Increase in due from affiliates	—
Increase in prepaid expenses	—
Increase in deposits	—
Increase in accounts payable and accrued expenses	—
Increase in due to affiliates	—

Net cash used in operating activities	—

Net cash (used) from financing activities	—

CASH FLOWS FROM FINANCING ACTIVITIES:

Issuance of common stock	10,000
—

Net cash provided by financing activities	10,000

Net increase in cash and cash equivalents	10,000

CASH AND CASH EQUIVALENTS, Beginning of period	—

CASH AND CASH EQUIVALENTS, End of period	$10,000

Supplemental cash flow information:
Interest paid	$—

Income taxes paid	$—

The accompanying notes should be read in conjunction with the financial statements

MAP FINANCIAL GROUP, INC

NOTES TO FINANCIAL STATEMENTS

JULY 31, 2008

1 – ORGANIZATION AND BUSINESS

Map Financial Group Inc. (the “Company”), was incorporated in the state of Nevada on June 27, 2008, and elected to have its fiscal year end on December 31. The Company is a financial services holding company and was formed for the purpose of acquiring subsidiaries located in various Caribbean countries which operate in the financial services sector and primarily offer micro loans to employees of various governmental and approved private companies.

2 – SIGNIFICANT ACCOUNTING POLICIES

Use of Accounting Estimates – The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosures. Accordingly, the actual amounts could differ from those estimates. Any adjustments applied to estimate amounts are recognized in the year in which such adjustments are determined.

Income taxes – Future income taxes are recorded using the asset and liability method whereby future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled. The effect of future tax assets and liabilities of a change in tax rate is recognized in income in the period that substantive enactment or enactment occurs. To the extent that the company does not consider it to be more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the net future losses time.

Cash and Cash Equivalents – For the purpose of the statement of cash flows, the Company considers all short-term debt securities purchased with maturity of three months or less to be cash equivalents.

Property and equipment – Property and equipment are carried at cost. Depreciation is provided using the straight line method over the estimated useful lives of the related asset.

MAP FINANCIAL GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

JULY 31, 2008

2 – SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Advertising Costs – The Company expenses advertising costs as incurred.

Earnings per common share – Basic earnings per common share is calculated using the weighted average number of common shares during each reporting period. Diluted earnings per common share includes potentially dilutive securities such as outstanding options and warrants, using various methods such as the treasury stock or modified treasury stock method in the determination of dilutive shares outstanding during each reporting period. The Company does not have any potentially dilutive instruments for this reporting period.

Fair value of Financial Instruments – The carrying value of accrued expenses approximates fair value due to the short period of time to maturity.

Recent Accounting Pronouncements – In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, which is an Amendment of FASB Statement Nos. 133 and 140. This Statement resolves issues addressed in Statement 133 Implementation of Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Management does not believe that the adoption of SFAS No. 155 will have a material impact on the Company’s financial statements.

In July 2006, the Financial Accounting Standard Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (Fin 48) which provides clarification related to the process associated with accounting for uncertain tax provisions recognized in consolidated financial statements. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. FIN 48 also provides guidance related to, among other things, classification, accounting for interest and penalties associated with tax positions, and disclosure requirements. Currently this pronouncement has no effect on the financial statements.

In September 2006, the Financial Accounting Standard Board issued SFAS No. 157 “Fair Value Measurement” that provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. Currently this pronouncement has no effect on the financial statements.

MAP FINANCIAL GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

JULY 31, 2008

2 – SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

In February 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No 159, The Fair Value Option for Financial Assets and Liabilities (SFAS No. 159). SFAS No. 159 provides the option to report certain financial assets and liabilities at fair value, with the intent to mitigate volatility in financial reporting that can occur when related assets and liabilities are recorded on different bases. The Company does not expect SFAS No. 159 to have a material impact on the financial statements.

Revenue recognition:

Income on all loans is recognized using the interest method. Service and other related fees are recognized when earned. For impaired loans accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors that the borrower’s financial condition is such that the collection of interest is doubtful. Loans are considered impaired when it is probable that the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement.

Accounts receivable and Allowance for Doubtful Accounts:

Accounts receivable are stated at the amount the Company expects to collect. The Company maintains allowances for doubtful accounts for estimates losses resulting from the inability of its customers to make payments. Management considers the following factors when determining the collectibility of specific customer accounts: customer credit worthiness, past transactions history with the customer and changes in customer payment terms. Based on management’s assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to the valuation allowance.

3 – COMMON STOCK

The Company is authorized to issue 500,000,000 par value $0.001 common shares. There were 10,000,000 shares issued and outstanding at July 31, 2008.

4 – PREFERRED STOCK

The Company is authorized to issue 5,000,000 par value $0.001 preferred shares. There were no shares issued and outstanding at July 31, 2008.

MAP FINANCIAL GROUP, INC

NOTES TO FINANCIAL STATEMENTS
JULY 31, 2008

5 – CONCENTRATION OF RISK

The Company maintains cash in deposit accounts in federally insured banks. At times, the balance in the accounts may be in excess of federally insured limits.

6 – COMMITMENTS AND CONTINGENCIES

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

7 – SUBSEQUENT EVENT - ACQUISITIONS

On August 29, 2008 the Company acquired FastCash International Ltd, a holding company incorporated in the British Virgin Islands, and its subsidiaries by issuing 10,000,000 common shares in exchange for all of its outstanding shares. These subsidiaries include Financial Services Inc. which is located in the Commonwealth of Dominica; FastCash (Grenada); FastCash (Antigua); FastCash (St. Lucia) and Cash Express (St Vincent). These companies operate in the financial services industry and offer primarily short term micro loans.

The FastCash International acquisition was accounted for as a capital transaction followed by a recapitalization, in which the companies were acquired by the issuance of 10,000,000 common shares in return for 100 % of the common stock of FastCash International Ltd.

FASTCASH INTERNATIONAL LTD.

CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2008 AND 2007

(UNAUDITED

FASTCASH INTERNATIONAL LTD.

CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2008 AND 2007

(UNAUDITED)

FASTCASH INTERNATIONAL LTD.

CONSOLIDATED BALANCE SHEETS

JULY 31, 2008 AND 2007

(UNAUDITED)

	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents (Note 2)	$157,325	$60,436
Accounts receivable (Note 2)	1,771,567	554,409
Prepaid expenses	1,500	2,748

Total Current Assets	1,930,392	617,593

Property and equipment, net (Note 2 and 3)	40,971	30,989

Other Assets:
Deposit	2,310	199
TOTAL ASSETS	$1,973,673	$648,781

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$259,470	$53,094
Current portion of long term debt	—	11,029
Note payable (Note 4)	1,540,031	484,510
Total Current Liabilities	1,799,501	548,633

Long term liabilities:
Long term debt (Note 5)	—	22,101

Stockholders’ Equity:

Common stock (Note 6)	4,350	14,704
Additional paid- in capital	18,380	—
Retained earnings	151,442	63,343
Total Stockholders’ Equity	174,172	78,047

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,973,673	$648,781

FASTCASH INTERNATIONAL LTD,

CONSOLIDATED STATEMENTS OF INCOME

FOR THE SEVEN MONTHS ENDED JULY 31, 2008 AND 2007

(UNAUDITED)

	2008	2007

Income	$758,960	$231,942

Expenses:

General and administrative expenses	391,876	142,364
Interest expenses	118,576	37,808

Total operating expenses	510,452	180,172

Income before provision of income taxes	248,508	51,770

Provision for income taxes	82,008	16,763

Net profit	$166,500	$35,007

Basic and diluted net profit per share	$38.27586	$8.04759

Weighted average number of common shares outstanding	4,350	4,350

FASTCASH INTERNATIONAL LTD.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE SEVEN MONTHS ENDED JULY 31, 2008

(UNAUDITED)

	COMMON STOCK		ADDITIONAL
	NUMBER OF		PAID - IN	RETAINED	STOCKHOLDERS’
	SHARES	AMOUNT	CAPITAL	EARNINGS	EQUITY

Balance at January 1, 2008	—	$—	$—	$(15,058)	$(15,058)

Net profit		—	—	166,500	166,500

Issue of shares	4,350	4,350	—	—	4,350

Additional paid in capital
on recapitalization	—	—	18,380	—	18,380

Balance at July 31, 2008	4,350	$4,350	$18,380	$151,442	$174,172

FASTCASH INTERNATIONAL LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SEVEN MONTHS ENDED JULY 31, 2008 AND 2007

(UNAUDITED)

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:

Net profit	$166,500	$35,007

Adjustments to reconcile net profit to net cash used in
operating activities:
Depreciation	7,994	6,088
Changes in operating assets and liabilities:
Increase in accounts receivable	(588,363)	(250,404)
Decrease(increase) in prepaid expenses	2,084	(956)
Increase in accounts payable and accrued expenses	126,709	40,987

Net cash used in operating activities	(285,076)	(169,278)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(11,879)	(5,031)
Net cash used in investing activities	(11,879)	(5,031)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from issuance of common stock	4,350	7,352
Repayment of bank loan	(28,568)	(6,027)
Proceeds from note payable	426,203	209,181
Net cash provided by financing activities	401,985	210,506

Net increase in cash and cash equivalents	105,030	36,197

Cash and cash equivalents at beginning of period	52,295	24,239

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$157,325	$60,436
Supplemental cash flow information:
Interest paid	$64,676	$34,536
Income taxes paid	$—	$—

FASTCASH INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JULY 31, 2008 AND 2007
(UNAUDITED)

1 – ORGANIZATION AND BUSINESS

FastCash International Limited. (the “Company”), was incorporated in the Territory of the British Virgin Islands on April 15, 2008 and elected to have its fiscal year end on December 31. The Company is a financial services holding company with several wholly- owned subsidiaries located in various Caribbean countries. The subsidiaries offer primarily short term micro loans to employees of various governmental and approved private companies.

2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Financial Statement Presentation – The consolidated financial statements include the accounts of FastCash International Ltd. and its wholly-owned subsidiaries, Financial Services Inc located in the Commonwealth of Dominica.; FastCash (St. Lucia) Ltd.; FastCash Antigua Ltd; FastCash Ltd (Grenada); Cash Express Ltd (St. Vincent). All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States and general practices within the financial services industry.

Use of Accounting Estimates – The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosures. Accordingly, the actual amounts could differ from those estimates. Any adjustments applied to estimate amounts are recognized in the year in which such adjustments are determined.

Income taxes – Future income taxes are recorded using the asset and liability method whereby future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled. The effect of future tax assets and liabilities of a change in tax rate is recognized in income in the period that substantive enactment or enactment occurs. To the extent that the company does not consider it to be more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the net future losses time.

Cash and Cash Equivalents – For the purpose of the statement of cash flows, the Company considers all short-term debt securities purchased with maturity of three months or less to be cash equivalents.

FASTCASH INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JULY 31, 2008 AND 2007
(UNAUDITED)

2 – SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Property and equipment – Property and equipment are carried at cost. Depreciation is provided using the straight line method over the estimated useful lives of the related asset.

Advertising Costs – The Company expenses advertising costs as incurred.

Earnings per common share – Basic earnings per common share is calculated using the weighted average number of common shares during each reporting period. Diluted earnings per common share includes potentially dilutive securities such as outstanding options and warrants, using various methods such as the treasury stock or modified treasury stock method in the determination of dilutive shares outstanding during each reporting period. The Company does not have any potentially dilutive instruments for this reporting period.

Fair value of Financial Instruments – The carrying value of accrued expenses approximates fair value due to the short period of time to maturity.

Recent Accounting Pronouncements – In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, which is an Amendment of FASB Statement Nos. 133 and 140. This Statement resolves issues addressed in Statement 133 Implementation of Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Management does not believe that the adoption of SFAS No. 155 will have a material impact on the Company’s financial statements.

In July 2006, the Financial Accounting Standard Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (Fin 48) which provides clarification related to the process associated with accounting for uncertain tax provisions recognized in consolidated financial statements. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. FIN 48 also provides guidance related to, among other things, classification, accounting for interest and penalties associated with tax positions, and disclosure requirements. Currently this pronouncement has no effect on the financial statements.

FASTCASH INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JULY 31, 2008 AND 2007
(UNAUDITED)

2 – SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

In September 2006, the Financial Accounting Standard Board issued SFAS No. 157 “Fair Value Measurement” that provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. Currently this pronouncement has no effect on the financial statements.

In February 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No 159, The Fair Value Option for Financial Assets and Liabilities (SFAS No. 159). SFAS No. 159 provides the option to report certain financial assets and liabilities at fair value, with the intent to mitigate volatility in financial reporting that can occur when related assets and liabilities are recorded on different bases. The Company does not expect SFAS No. 159 to have a material impact on the financial statements.

Foreign currency translation:

The financial position and results of operations of the Company’s foreign subsidiaries are measured using the local currency, Eastern Caribbean Dollars as the functional currency. These subsidiaries generate and expend cash primarily in their local currency. Revenues and expenses of such subsidiaries have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheet date.

Nature of Operations in Foreign Countries:

All of the Company’s subsidiaries are located in various foreign countries. These foreign operations are subject to various political, economic, and other risks and uncertainties inherent in the countries in which the Company operates. Among other risks, the Company’s operations are subject to the risks of restrictions on transfer of funds; changing taxation policies; foreign exchange restrictions; and political conditions and government regulations.

FASTCASH INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JULY 31, 2008 AND 2007
(UNAUDITED)

2 – SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Revenue recognition:

Income on all loans is recognized using the interest method. Service and other related fees are recognized when earned. For impaired loans accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors that the borrower’s financial condition is such that the collection of interest is doubtful. Loans are considered impaired when it is probable that the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement.

Direct Write-Off Method Used to Record Bad Debts:

The Company has elected to record bad debts using the direct write-off method. Generally accepted accounting principles require that the allowance method be used to recognize bad debts; however, the effect of using the direct write-off method is not materially different from the results that would have been obtained under the allowance method.

The company wrote off bad debts totaling 0 .34% and 0.80% of loans issued during 2007 and 2006 respectively. The following table represents the amounts that would have been charged to income had the allowance method been established.

	2008	2007	2006

Bad debt written off	$43,700	$9,204	$6,787
Total loans issued	—	2,682,000	849,500
Bad debt %	—	0.34	0.80
Accounts receivable	1,815,300	1,183,200	304,000
Allowance based on average of 2007 and 2006 bad debt % written off (0.57%)	$10,347	$6,744	$1,733

Based on these results, management estimates that future defaults will not be materially different than if the allowance method had been established. The company will consider using the allowance method in the future should future conditions warrant doing so.

FASTCASH INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JULY 31, 2008 AND 2007
(UNAUDITED)

3 – PROPERTY AND EQUIPMENT

Property and equipment at July 31, 2008 and 2007 consist of the following:

	2008	2007

Furniture and fixtures	$24,058	$10,606
Equipment and computers	20,493	12,533
Software	26,060	24,062

	70,611	47,201
Accumulated depreciation	29,640	16,212

	$40,971	$30,989

Depreciation expenses for the period July 31, 2008 and July 31, 2007 totaled $7,994 and $6,088 respectively.

4 – NOTE PAYABLE

This represents amounts due by the various subsidiaries in the form of a revolving credit agreement in the amount of $1,000,000 each, totaling $5,000,000. Under the terms of the agreement interest is charged at a rate of 15% which is due and payable on the first day of each January, April, July and October. Advances and any unpaid accrued interest are due and payable on demand. Amounts due at July 31, 2008 and 2007 were $1,540,031and $484,510 respectively.

Subsequent Event:

On August 6, 2008 FastCash International and its subsidiaries entered into a master loan agreement with MapCash Management, Ltd in the amount of $10,000,000. Advances and any unpaid accrued interest under the terms of the agreement are due and payable on demand. Interest is charged at a rate of 15% per annum which are due on the first day of each January, April, July and October. The proceeds of the loan shall be used solely for its working capital needs.

5 – BANK LOAN PAYABLE

The Company has an unsecured promissory note which expires in the year 2010 and at which interest is charged at 12.5 percent annually. This loan was fully repaid in July 2008.

	2008	2007

Balance due	$—	$33,130
Current portion	—	(11,029)

Long term	$—	$22,101

FASTCASH INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JULY 31, 2008 AND 2007
(UNAUDITED)

6 – COMMON STOCK

The Company is authorized to issue 4,350 common shares. There were 4,350 par value $1.00 shares issued and outstanding at July 31, 2008 .At July 31, 2007 the common shares issued and outstanding of four of its subsidiaries consisted of 40,000 par value $0.3676 common shares.

7 – CONCENTRATION OF RISK

The Company maintains cash in deposit accounts in federally insured banks. At times, the balance in the accounts may be in excess of federally insured limits.

8 – COMMITMENTS AND CONTINGENCIES

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Agreements:

On July 31, 2008 the Company entered into a master service agreement with Map Financial Group Inc. to provide general corporate services to the Company and its subsidiaries in return for a fee. The agreement shall continue for a period of three years and shall automatically be extended thereafter for successive one year periods until terminated by either party.

Each subsidiary of the Company has a corporate services agreement with NBL Technologies Inc., an entity that is controlled by the Chief Operating Officer of the Company. Under the terms of the agreement each subsidiary pays a monthly fee to NBL Technologies Inc. for personnel management, administrative services, and other services as governed by the agreement. Such fees paid to NBL Technologies for the period ended July 31, 2008 and 2007 totaled $12,867 and $5,882 respectively.

FASTCASH INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JULY 31, 2008 AND 2007
(UNAUDITED)

8 – COMMITMENTS AND CONTINGENCIES (CONT’D)

Facility Leases

Various subsidiaries of the Company leases office space on a month to month basis while others have leases expiring at various dates through 2012. These leases generally provide for fixed annual rentals. The future minimal rental payments required under these leases are as follows:

Year ending December 31,	Amount

2008	$19,538
2009	10,051
2010	10,875
2011	10,875
2012	9,063

Total	$60,402

9 – ACQUISITIONS:

On July 14, 2008 the Company acquired five foreign subsidiaries by issuing common shares in return for the net monetary assets of each subsidiary. These subsidiaries include Financial Services Inc. which is located in the Commonwealth of Dominica; FastCash Ltd. (Grenada); FastCash (Antigua) Ltd; FastCash (St. Lucia) Ltd. and Cash Express Ltd. (St Vincent). These companies operate in the financial services industry and offer primarily short term micro loans.

This acquisition was accounted for as a capital transaction followed by a recapitalization, and includes the historical financial information of the subsidiaries for the seven months ended July 31, 2008 and 2007. As a result of the transaction the total outstanding shares of the subsidiaries were charged to additional paid-in capital.

FINANCIAL SERVICES, INC. AND AFFILIATES

COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

FINANCIAL SERVICES INC. AND AFFILIATES
COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

TABLE OF CONTENTS

	PAGE

INDEPENDENT AUDITORS’ REPORT

COMBINED BALANCE SHEETS AS OF DECEMBER 31, 2007 AND 2006	1

COMBINED STATEMENTS OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2007 AND 2006	2

COMBINED STATEMENT OF STOCKHOLDERS’ EQUITY FOR THE PERIOD JANUARY 1, 2006 THROUGH DECEMBER 31, 2007	3

COMBINED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006	4

NOTES TO COMBINED FINANCIAL STATEMENTS	5-	9

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors
Financial Services Inc. and Affiliates
1650 Eastern Parkway
Brooklyn, NY 11233

We have audited the accompanying combined balance sheets of Financial Services Inc. and affiliates (the Company) as of December 31, 2007 and 2006 and the related combined statements of operations, stockholder’s equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company and its affiliates are not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Financial Services Inc. and affiliates at December 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

FRUMKIN, LUKIN & ZAIDMAN CPAs’, P.C.
Rockville Centre, New York
June 4, 2008

FINANCIAL SERVICES, INC AND AFFILIATES
COMBINED BALANCE SHEETS
DECEMBER 31, 2007 AND DECEMBER 31, 2006

	2007	2006

ASSETS
Current Assets:
Cash and cash equivalents (Note 2)	$52,295	$24,239
Accounts receivable (Note 2)	1,183,204	304,005
Prepaid expenses	3,584	1,792

Total Current Assets	1,239,083	330,036

Property and equipment, net (Note 2 and 3)	37,086	32,048

Other Assets:
Deposit	2,310	199

TOTAL ASSETS	$1,278,479	$362,283

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$132,761	12,109
Current portion of long term debt	11,029	11,029
Note payable (Note 4)	1,113,828	275,329

Total Current Liabilities	1,257,618	298,467

Long term liabilities:
Long term debt	17,539	28,128

Stockholders’ Equity:

Common stock (Note 5)	18,380	7,352
Retained earnings (accumulated deficit)	(15,058)	28,336

Total Stockholders’ Equity	3,322	35,688

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,278,479	$362,283

The accompanying notes should be read in conjunction with the financial statements.

FINANCIAL SERVICES INC. AND AFFILIATES
COMBINED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006

Income	$476,922	$188,539

Expenses:

General and administrative expenses	402,012	128,918
Interest expense	98,869	38,986

Operating Expenses	500,881	167,904

(Loss) income before provision for income taxes	(23,959)	20,635

Provision for income taxes	19,435	10,290

Net (loss) profit	$(43,394)	$10,345

Basic and diluted net (loss) profit per share	$(0.86788)	$0.51725

Weighted average number of common shares outstanding	50,000	20,000

The accompanying notes should be read in conjunction with the financial statements.

FINANCIAL SERVICES INC. AND AFFILIATES
COMBINED STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD JANUARY 1, 2006 THROUGH DECEMBER 31, 2007

	COMMON STOCK
			ADDITIONAL
	NUMBER OF		PAID - IN	RETAINED	STOCKHOLDERS’
	SHARES	AMOUNT	CAPITAL	EARNINGS	EQUITY

Balance at January 1, 2006	—	$—	$—	$17,991	$17,991

Issue of common stock	20,000	7,352	—	—	7,352

Net profit	—	—	—	10,345	10,345

Balance at December 31, 2006	20,000	7,352	—	28,336	35,688

Issue of common stock	30,000	11,028	—		11,028

Net (loss)	—	—	—	(43,394)	(43,394)

Balance at December 31, 2007	50,000	$18,380	$—	$(15,058)	$3,322

The accompanying notes should be read in conjunction with the financial statements.

FINANCIAL SERVICES INC. AND AFFILIATES
COMBINED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND DECEMBER 31, 2006

	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:

Net (loss) profit	$(43,394)	$10,345

Adjustments to reconcile net (loss) profit to net cash used in operating activities:
Depreciation	11,520	9,349
Changes in operating assets and liabilities:
Increase in accounts receivable	(879,199)	(209,155)
Decrease in due from affiliates	—	4,861
Increase in prepaid expenses	(1,792)	(689)
Increase in deposits	(2,111)	(199)
Increase (decrease) in accounts payable and accrued expenses	120,652	(5,402)

Net cash used in operating activities	(794,324)	(190,890)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(16,559)	(12,943)

Net cash used in investing activities	(16,559)	(12,943)

CASH FLOWS FROM FINANCING ACTIVITIES:

Issuance of common stock	11,028	7,352
Repayment of bank loan	(10,589)	(9,351)
Repayment of short term loans	—	(68,530)
Proceeds from note payable	838,500	276,763

Net cash provided by financing activities	838,939	206,234

Net increase in cash and cash equivalents	28,056	2,401

Cash and cash equivalents at beginning of period	24,239	21,838

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$52,295	$24,239

Supplemental cash flow information:
Interest paid	$36,750	$18,412

Income taxes paid	$—	$—

The accompanying notes should be read in conjunction with the financial statements.

FINANCIAL SERVICES INC. AND AFFILIATES
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

1 – ORGANIZATION AND BUSINESS

Financial Services Inc. and affiliates (the “Company”), were incorporated in various Caribbean countries during 2006 and 2007 and elected to have its fiscal year end on December 31. These Companies operate in the financial services industry and offer primarily short term micro loans to employees of various governmental and approved private companies.

2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Financial Statement Presentation – The combined financial statements include the accounts of Financial Services Inc. and its affiliates, FastCash (St Lucia) Ltd; FastCash Antigua Ltd; FastCash Ltd (Granada); Cash Express (St Vincent), which together are under common control. The combined financial statements present more meaningful information than if financial statements for each affiliate are presently separately. All significant intercompany accounts and transactions have been eliminated in the combination. The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States and general practices within the financial services industry.

Use of Accounting Estimates – The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosures. Accordingly, the actual amounts could differ from those estimates. Any adjustments applied to estimate amounts are recognized in the year in which such adjustments are determined.

Income taxes – Future income taxes are recorded using the asset and liability method whereby future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled. The effect of future tax assets and liabilities of a change in tax rate is recognized in income in the period that substantive enactment or enactment occurs. To the extent that the company does not consider it to be more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the net future losses time.

Cash and Cash Equivalents – For the purpose of the statement of cash flows, the Company considers all short-term debt securities purchased with maturity of three months or less to be cash equivalents.

Property and equipment – Property and equipment are carried at cost. Depreciation is provided using the straight line method over the estimated useful lives of the related asset.

FINANCIAL SERVICES, INC. AND AFFILITES
NOTES TO COMBINED FINANCIAL STATEMENT
DECEMBER 31, 2007 AND 2006

2 – SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Advertising Costs – The Company expenses advertising costs as incurred. Advertising costs for the years ended December 31, 2007 and 2006 were $54,874 and $13,343 respectively.

Earnings (loss) per common share – Basic earnings (loss) per common share are calculated using the weighted average number of common shares during each reporting period. Diluted earnings (loss) per common share includes potentially dilutive securities such as outstanding options and warrants, using various methods such as the treasury stock or modified treasury stock method in the determination of dilutive shares outstanding during each reporting period. The Company does not have any potentially dilutive instruments for this reporting period.

Fair value of Financial Instruments – The carrying value of accrued expenses approximates fair value due to the short period of time to maturity.

Recent Accounting Pronouncements – In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, which is an Amendment of FASB Statement Nos. 133 and 140. This Statement resolves issues addressed in Statement 133 Implementation of Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Management does not believe that the adoption of SFAS No. 155 will have a material impact on the Company’s financial statements.

In July 2006, the Financial Accounting Standard Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (Fin 48) which provides clarification related to the process associated with accounting for uncertain tax provisions recognized in consolidated financial statements. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. FIN 48 also provides guidance related to, among other things, classification, accounting for interest and penalties associated with tax positions, and disclosure requirements. Currently this pronouncement has no effect on the financial statements.

In September 2006, the Financial Accounting Standard Board issued SFAS No. 157 “Fair Value Measurement” that provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. Currently this pronouncement has no effect on the financial statements.

FINANCIAL SERVICES, INC. AND AFFILITES
NOTES TO COMBINED FINANCIAL STATEMENT
DECEMBER 31, 2007 AND 2006

2 – SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

In February 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No 159, The Fair Value Option for Financial Assets and Liabilities (SFAS No. 159). SFAS No. 159 provides the option to report certain financial assets and liabilities at fair value, with the intent to mitigate volatility in financial reporting that can occur when related assets and liabilities are recorded on different bases. The Company does not expect SFAS No. 159 to have a material impact on the financial statements.

Foreign currency translation:

The financial position and results of operations of the Company’s and its affiliates are measured using the local currency, Eastern Caribbean Dollars as the functional currency. These companies generate and expend cash primarily in their local currency. Revenues and expenses of such affiliates have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheet date. There were no major exchange rate fluctuation during the period and therefore no foreign exchange gain or loss arising from translation was recorded for the year ended December 31, 2007 and 2006.

Revenue recognition:

Income on all loans is recognized using the interest method. Service and other related fees are recognized when earned. For impaired loans accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors that the borrower’s financial condition is such that the collection of interest is doubtful. Loans are considered impaired when it is probable that the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement.

Direct Write-Off Method Used to Record Bad Debts:

The Company has elected to record bad debts using the direct write-off method. Generally accepted accounting principles require that the allowance method be used to recognize bad debts; however, the effect of using the direct write-off method is not materially different from the results that would have been obtained under the allowance method.

The company wrote off bad debts totaling 0.34% and 0.80% of loans issued during 2007 and 2006 respectively. The following table represents the amounts that would have been charged to income had the allowance method been established.

	2007	2006

Bad debt written off	$9,204	$6,787

Total loans issued	2,682,000	849,500
Bad debt %	0.34	0.80

Accounts receivable	1,183,200	304,000
Allowance based on average of
2007 and 2006 bad debt % written off (0.57%)	$6,744	$1,733

Based on these results, management estimates that future defaults will not be materially different than if the allowance method had been established. The company will consider using the allowance method in the future should future conditions warrant doing so.

FINANCIAL SERVICES, INC. AND AFFILITES
NOTES TO COMBINED FINANCIAL STATEMENT
DECEMBER 31, 2007 AND 2006

3 – PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2007 and 2006 consist of the following:

	2007	2006

Furniture and fixtures	$17,552	$8,858
Equipment and computers	15,118	12,155
Software	26,060	21,160

	58,730	42,173
Less accumulated depreciation	21,644	10,125

	$37,086	$32,048

Depreciation expense for the years ended December 31, 2007 and 2006 were $11,520 and $9,349 respectively.

4 – NOTE PAYABLE

This represents amounts due by the various affiliates in the form of a revolving credit agreement in the amount of $1,000,000 for each company for a total of $ 5,000,000. Under the terms of the agreement interest is charged at a rate of 15% which is due and payable on the first day of April, July and October. Advances and any unpaid accrued interest under the terms of the agreement are due and payable on demand. Amounts due at December 31, 2007 and 2006 were $1,113,828 and $275,329 respectively.

5 – COMMON STOCK

The Company and its affiliates are authorized to issue 11,020,000 par value $0.3676 common shares. Common shares issued and outstanding at December 31, 2007 and 2006 were 50,000 and 20,000 respectively.

6 – CONCENTRATION OF RISK

The Company maintains cash in deposit accounts in federally insured banks. At times, the balance in the accounts may be in excess of federally insured limits.

FINANCIAL SERVICES, INC. AND AFFILITES
NOTES TO COMBINED FINANCIAL STATEMENT
DECEMBER 31, 2007 AND 2006

7 – COMMITMENTS AND CONTINGENCIES

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Facility Leases

Various affiliates of the Company leases office space on a month to month basis while others have leases expiring at various dates through 2012. These leases generally provide for fixed annual rentals. Rent expense charged to operations for the years ended December 31, 2007 and 2006 were $27,864 and $14,202 respectively.

The future minimal rental payments required under these leases are as follows:

Year ending December 31,	Amount

2008	$19,538
2009	10,051
2010	10,875
2011	10,875
2012	9,063

Total	$60,402

Agreements:

Each affiliate has a corporate services agreement with NBL Technologies Inc., an entity that is controlled by the Chief Operating Officer of the Company. Under the terms of the agreement each company pays a monthly fee to NBL Technologies Inc. for personnel management, administrative services and other services as governed by the agreement. Such fees paid to NBL Technologies for the years ended December 31, 2007 and 2006 totaled $13,971 and $4,412 respectively.